                                                                  EXHIBIT 99 (A)

As filed with the Securities and Exchange Commission on March 8, 2000

                                                                PRELIMINARY COPY

                                  SCHEDULE 14A
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(A) of
                      the Securities Exchange Act of 1934

    Filed by the registrant / /
    Filed by a party other than the registrant /X/

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive proxy statement
    / /  Definitive additional materials
    / /  Soliciting Material under Rule 14a-12

                                 KRUPP REALTY FUND, LTD. - III
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      THE KRUPP CORPORATION
                    THE KRUPP COMPANY LIMITED PARTNERSHIP-II
--------------------------------------------------------------------------------
     (Name of Persons Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:
/X/  Fee paid previously with preliminary materials.
     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount Previously Paid: $1,440.10
     (2) Form, Schedule or Registration Statement No.: Schedule 13E-3 (File
         No. 5-46975)
     (3) Filing Party: Krupp Realty Fund, Ltd.-III, KRF3 Acquisition Company, L.L.C., KRF Company, L.L.C., The Krupp Family Limited Partnership-94, The Krupp Corporation, The Krupp Company Limited Partnership-II, Douglas Krupp and George Krupp
     (4) Date Filed: January 28, 2000

                                                                            N&PS

                         KRUPP REALTY FUND, LTD. - III
                               One Beacon Street
                                   Suite 1500
                          Boston, Massachusetts 02108

Dear Limited Partner:

    You are cordially invited to attend a special meeting of unitholders of
Krupp Realty Fund, Ltd. - III, to be held on           , 2000 at 10:00 a.m. at
          .

    At the special meeting you will be asked to consider and vote upon a proposed merger, described in the accompanying proxy statement, of Krupp Realty with and into KRF3 Acquisition Company, L.L.C., a Delaware limited liability company that is associated with the general partners. Under the terms of the merger, KRF3 is offering you $600 per unit in cash. If the merger is completed, you will no longer hold any interest in Krupp Realty. The general partners of Krupp Realty and KRF3, together with the persons or entities which control them, have determined that the merger transaction is fair to the unitholders unaffiliated with the general partners or KRF3 and in these unitholders' interest and therefore recommend that these unitholders vote "FOR" the merger and the amendment.

    The proposed transaction will provide you with the opportunity to liquidate your investment in Krupp Realty for cash at a price and on terms that the above parties believe is fair to you. Although the merger, the related merger agreement and the per unit price to be paid to you have not been reviewed independently, the general partners believe that they are fair to you for the reasons set forth in this proxy statement.

    Unitholders representing a majority of the limited partnership units must approve the merger and the amendment to Krupp Realty's partnership agreement. KRF3 currently has a sufficient number of units to approve the merger. However, your vote is important no matter how many units you own. Please date, sign and promptly return the proxy card in the enclosed envelope or by facsimile as instructed in this proxy statement. If you plan to attend the special meeting in person, please check the appropriate box on the proxy card. You may change your vote in person, even if you have previously sent in a proxy.

    This proxy statement explains in detail the terms of the proposed merger and
the related transactions. The date of this proxy statement is           and was
first mailed to unitholders of Krupp Realty on           .

KRUPP REALTY FUND, LTD. - III
The Krupp Corporation
General Partner

By:
      --------------------------------------
      Douglas Krupp
      CO-CHAIRMAN OF THE BOARD OF DIRECTORS

Boston, Massachusetts
            , 2000

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION, NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         KRUPP REALTY FUND, LTD. - III
                               One Beacon Street
                                   Suite 1500
                          Boston, Massachusetts 02108

                            ------------------------

                    NOTICE OF SPECIAL MEETING OF UNITHOLDERS
                         TO BE HELD             , 2000

                            ------------------------

To Our Limited Partners:

    We are holding a special meeting of the holders of investor limited
partnership units of Krupp Realty Fund, Ltd. - III on             , 2000, at
      , local time, at             , for the following purposes:

    - To consider and vote on a proposal to approve a merger agreement under which KRF3 Acquisition Company, L.L.C., a newly-formed company, will merge with and into Krupp Realty. Each Krupp Realty unitholder other than certain unitholders that have agreed to reinvest their units in KRF3 will receive $600 in cash for each outstanding investor limited partnership unit that the unitholder owns immediately before the effective time of the merger. A vote in favor of the merger agreement will also constitute a vote in favor of an amendment to Krupp Realty's partnership agreement allowing Krupp Realty to enter into the merger agreement and complete the merger with KRF3. Copies of the merger agreement and amendment are attached as Appendices A and B, respectively, and are described in the accompanying proxy statement.

    - To consider and act upon such other matters as may properly come before the special meeting or any adjournment of the meeting.

    Only unitholders of Krupp Realty's investor limited partnership interests at
the close of business on the record date,             , 2000, will be entitled
to notice of, and to vote at, the special meeting or any adjournment of the meeting.

KRUPP REALTY FUND, LTD. - III
The Krupp Corporation
GENERAL PARTNER

By:  ---------------------------------------
     Scott D. Spelfogel
     SECRETARY

Boston, Massachusetts
            , 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
SUMMARY TERM SHEET..........................................       1
  Purpose of the special meeting............................       1
  What you will receive in the merger.......................       1
  Purposes of and reasons for the merger....................       1
  Fairness of the merger....................................       1
  Primary potential disadvantages of the merger.............       1
  Conflicts of Interest.....................................       2
  The amendment.............................................       2
  Vote required.............................................       2
  Financing of the merger...................................       2
  Material federal income tax consequences..................       3
  Market information........................................       3
  Rights of appraisal.......................................       3
INFORMATION ON VOTING.......................................       3
WHO CAN HELP ANSWER YOUR QUESTIONS..........................       4

SPECIAL FACTORS.............................................       5
  Background of the Merger; Purpose of the Transaction......       5
  Alternatives to the Merger................................       6
  Fairness of the Merger....................................       8
  Disadvantages and Risks Associated with the Merger........      10
  Conflicts of Interest.....................................      10
  Liquidation Analysis; Determination of Merger Price.......      10
  Book Value................................................      12
  Recent Unit Sales; Tender Offer...........................      12
  Effects of the Transaction................................      12
  Failure to Approve the Merger.............................      13
  Plans or Proposals by Partnership or Affiliates Following
    the Merger..............................................      13
  Financing of the Merger...................................      14
  Material Federal Income Tax Consequences..................      15

THE SPECIAL MEETING.........................................      17
  Special Meeting; Record Date..............................      17
  Procedures for Completing Proxies.........................      17
  Votes Required............................................      18
  Solicitation Procedures...................................      18
  Revocation of Proxies.....................................      19
  Appraisal Rights..........................................      19

THE MERGER AGREEMENT........................................      19
  Closing Date; Effective Time of the Merger................      19
  Effects of the Merger.....................................      19
  Payment...................................................      20
  Authority and Consent of the Purchaser....................      20
  Representations And Warranties of the Parties.............      20
  Conditions to the Merger..................................      20
  Termination...............................................      21
  Amendment.................................................      21
  Waiver....................................................      21

                                                                PAGE
                                                              --------
  The Surviving Entity......................................      21

RELATED AGREEMENTS..........................................      21

THE AMENDMENT TO THE PARTNERSHIP AGREEMENT..................      22
  Purpose...................................................      22
  The Amendment.............................................      22

INFORMATION ABOUT THE PARTNERSHIP, ITS GENERAL PARTNERS AND
  THEIR AFFILIATES..........................................      22
  The Partnership...........................................      22
  The General Partners......................................      22
  Description of the Assets.................................      23
  Distributions.............................................      25
  Ownership of Units........................................      25
  Market for the Units......................................      26
  Related Party Transactions................................      27

SELECTED FINANCIAL DATA.....................................      27

INFORMATION CONCERNING THE PURCHASER AND ITS AFFILIATES.....      28
  The Purchaser.............................................      28
  Affiliates of the Purchaser...............................      28

WHERE YOU CAN FIND MORE INFORMATION.........................      28
  General...................................................      28
  Independent Accountants...................................      29

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................     F-1

INDEX TO CONSOLIDATED QUARTERLY (UNAUDITED) FINANCIAL
  STATEMENTS................................................    F-15
APPENDIX A--THE MERGER AGREEMENT
APPENDIX B--AMENDMENT NO. 1 TO THE AMENDED AGREEMENT OF
  LIMITED PARTNERSHIP
  OF KRUPP REALTY FUND, LTD. - III
APPENDIX C--FORM OF PROXY CARD

                               SUMMARY TERM SHEET

    This summary term sheet highlights selected information included in this proxy statement, and is qualified by reference to the detailed information appearing elsewhere in this proxy statement and the attached appendices. Please carefully review all of the information provided in this proxy statement.

PURPOSE OF THE SPECIAL MEETING

    - To approve a merger agreement and related amendment to the partnership agreement of Krupp Realty Fund, Ltd. - III which allows for the merger to occur.

WHAT YOU WILL RECEIVE IN THE MERGER

    - $600 for each unit you own. You may expect to receive your cash payment within 15 days following completion of the merger, which is expected to occur within 30 days following the special meeting.

    - This price is based on the analysis conducted by the proposed purchaser of the partnership, KRF3 Acquisition Company, L.L.C.

    - You will no longer have any interest in the partnership after the merger.

See "Special Factors--Liquidation Analysis; Determination of Merger Price."

PURPOSES OF AND REASONS FOR THE MERGER

    - Acquiring all of the outstanding units.

    - Providing liquidity to you.

    - Eliminating current and future market risk from the partnership's properties related to competition from newly built and renovated properties.

    - Eliminating uncertainties relating to the price and timing of any disposition of the properties owned by the partnership.

    - Eliminating the annual filing and reporting of tax information by you.

FAIRNESS OF THE MERGER

    - Based on the liquidation analysis conducted by the purchaser in connection with the proposed merger, the general partners of the partnership believe that the merger is fair to, and in the best interest of, unitholders unaffiliated with the general partners or the affiliates described below and recommend that these unitholders vote for the approval of the merger.

    - Together with the general partners, the purchaser, KRF Company, the sole member of the purchaser, The Krupp Family Limited Partnership-94, the sole member of KRF Company, Douglas Krupp and George Krupp are affiliates of the partnership. The partnership and these affiliates also believe that the merger is fair to, and in the best interest of, the unitholders unaffiliated with the general partners or these affiliates and their decision as to the fairness of the merger is based upon the same factors considered by the general partners in this regard.

See "Special Factors--Fairness of the Merger."

PRIMARY POTENTIAL DISADVANTAGES OF THE MERGER

    - Continued ownership of the units could be more economically beneficial to you than the merger if the value of the partnership's properties were to increase.

    - A more favorable transaction might be available from a third-party purchaser of the partnership's properties now or in the future.

    - No independent committee or entity negotiated, reviewed or evaluated the merger consideration offered by the purchaser.

    - No independent person has evaluated or rendered any opinion with respect to the fairness of the merger or merger price to you.

See "Special Factors--Disadvantages and Risks Associated with the Merger."

CONFLICTS OF INTEREST

    - The general partners of the partnership have economic and other interests that conflict with your interests.

    - The purchaser is associated with the general partners and desires to pay you a lower price for your units while you wish to receive a higher price for your units.

    - If the partnership's assets were sold outright, the general partners and their associates would no longer receive the distributions and fees that they now receive.

See "Special Factors--Conflicts of Interest."

THE AMENDMENT

    - The partnership agreement currently prohibits the partnership from selling any property to, or entering into agreement or transactions with, a general partner or with associates, or "affiliates," of a general partner, except as expressly permitted.

    - Because the purchaser is associated with the general partners, you are being asked to consent to an amendment to the partnership agreement to allow the partnership to enter into the merger agreement and complete the merger.

    - If the amendment is not approved, the merger will not be completed even if you approve the merger; consequently, a vote for the merger will automatically constitute a vote in favor of the amendment.

See "The Amendment to the Partnership Agreement."

VOTE REQUIRED

    - Unitholders representing a majority of the units must approve the merger and the related amendment.

    - The purchaser owns and controls approximately 47.9% of the units.

    - Other unitholders representing approximately 8.7% of the units have agreed to vote for the merger and the amendment.

    - Consequently, together with these unitholders, the purchaser controls, in total, approximately, 56.6% of the voting units of the partnership.

See "The Special Meeting--Votes Required."

FINANCING OF THE MERGER

    The purchaser expects to finance the merger through capital contributions from an affiliate and the anticipated refinancing of mortgage indebtedness of the partnership. See "Special Factors--Financing of the Merger--Source of Funds."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    Sales of units under the merger will be taxable transactions for federal income tax purposes. On a sale of units under the merger, you will recognize gain or loss equal to the difference between:

    - your "amount realized" on the sale; and

    - your adjusted tax basis in the units sold.

Your "amount realized" will equal the sum of:

    - the amount of cash you receive; and

    - the amount of partnership liabilities allocable to your units.

The amount of partnership liabilities allocable to each unit is expected to be equal to $695 as of the end of 1999.

    Your adjusted tax basis in the units sold will depend upon the facts of your situation. The character of any gain or loss you recognize may be partially capital and partially ordinary.

    THE PRECISE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR.

See "Special Factors--Material Federal Income Tax Consequences."

MARKET INFORMATION

    - In December 1999 through February 2000, the purchaser acquired a total of 1,637.5 units from four investment management professionals at a price of $600 per unit.

    - According to The Partnership Spectrum, an independent third-party industry publication, for the period between October 1, 1999 and November 30, 1999, ten units traded at $450 per unit.

    - In a tender offer completed in June 1999, the purchaser acquired approximately 41.2% of the outstanding units at $550 per unit, while in April 1999 a third party had offered $425 per unit.

    See "Information About the Partnership, Its General Partners and Their Affiliates--Market for the Units."

RIGHTS OF APPRAISAL

    Neither Massachusetts law nor the partnership agreement grants you appraisal rights, without regard to how you vote (or abstain) at the special meeting.

See "The Special Meeting--Appraisal Rights."

                             INFORMATION ON VOTING

PLEASE READ THIS DOCUMENT IN FULL

    - Carefully read and consider the information contained in this document.

    - Indicate on your proxy card how you want to vote and mail your signed and dated proxy cared in the enclosed return envelope as soon as possible.

    - You may also fax your completed proxy card to Krupp Funds Group at (617) 423-8919.

IF YOU WANT TO CHANGE YOUR VOTE

    Send in a later-dated, signed voting form to Krupp Funds Group before the special meeting or attend the meeting in person and vote.

IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON

    - You should send in your proxy card in any event.

    - You may request a ticket for admission to the special meeting by marking the appropriate box on the proxy card and returning it no later than
                  , 2000.

                      WHO CAN HELP ANSWER YOUR QUESTIONS?

    After reading through this proxy statement, if you have more questions about the merger, you should contact:

                               KRUPP FUNDS GROUP

                               One Beacon Street
                                   Suite 1500

                          Boston, Massachusetts 02108
                          Attention: Investor Services

                             Phone: 1-800-25-KRUPP
                                (1-800-255-7877)

                              Fax: (617) 423-8919

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER; PURPOSE OF THE TRANSACTION

    The partnership was formed in 1982. In that year 25,000 units were offered to the public at a price of $1,000 per unit. The general partners believe that most unitholders have held their investment in the partnership for longer than their anticipated holding period. The term of the partnership is currently scheduled to terminate on December 31, 2020, unless it is sooner dissolved or terminated as provided in the partnership agreement. While the partnership currently provides investors with a $31.72 annual distribution, other investment opportunities may offer a rate of return that is as good or better than that offered by the partnership.

    The units are not listed or traded on an exchange or quoted on the National Association of Securities Dealers Automated Quotation System, and no active trading market in the units has developed. At the time of the unit offering, unitholders may have anticipated holding their units for approximatley five years based upon statements made in the prospectus for the offering. Because of the limited trading market for the units, unitholders who wish to sell units may have difficulty doing so, and from time to time, the general partners have been asked by unitholders to provide a means of disposing of their units at a fair price.

    On April 21, 1999, Madison Liquidity Investors 104, LLC announced an offer to purchase up to five percent of the outstanding units for $425 per Unit, less a $50 transfer fee charged by the partnership and any cash distributions made after April 21, 1999. The Madison offer, together with uncertainties regarding the partnership's properties described below, caused Mr. Douglas Krupp and individuals employed by the general partners to decide to seek to acquire the units at this time. Mr. Krupp contacted Mr. David Quade of The Berkshire Group, an affiliate of the partnership, regarding the possibility of forming an investment vehicle that would acquire the outstanding units. At this time, the parties agreed to explore acquiring the units. On May 14, 1999, the purchaser commenced a tender offer to purchase all of the outstanding units for $550 per unit, less any cash distributions made after May 14, 1999. The purchaser chose to make this offer because (a) it was willing to pay a higher price for the units than that offered by Madison, (b) it could offer unitholders the opportunity to benefit from immediate liquidity for all units tendered, (c) it believed it could offer a price that was fair to unitholders and (d) as noted below, it, through its affiliates, is engaged in the business of utilizing capital to, among other things, renovate residential real estate properties.

    On June 23, 1999, the purchaser completed its tender offer and purchased units representing approximately 41.2% of the outstanding units. In November 1999, representatives of the purchaser decided to continue to proceed with its merger proposal in order to acquire the remaining outstanding units. In December 1999 and January 2000, the purchaser purchased an additional 472 and 649.2 units, respectively, from two investment management professionals. Finally, in February 2000, the purchaser acquired an additional 516.3 units from two investment management professionals, increasing its ownership to approximately 47.9% of the oustanding units. See "Information About the Partnership, Its General Partners and Their Affiliates--Market for the Units."

    In November 1999, Mr. Quade of the purchaser initiated contact with Mr. Eggert Dagbjartsson, a general partner of various investment funds affiliated with Equity Resources Group, Inc., the holders of approximately 6.1% of the outstanding units, regarding the possibility of forming a joint venture to acquire the remaining outstanding units. Following the proposed merger and based upon the recapitalization of the partnership, Equity Resources will own approximately an 11% interest in the purchaser.

    Equity Resources was approached because of its considerable experience in evaluating the benefits and risks associated with continued ownership of the partnership's properties. Formed in 1982, Equity Resources holds interests in over 1,500 separate partnerships involved in all facets of the real estate business as long-term investments and has invested over $100 million in real estate business holdings. The purchaser expects to utilize this experience by discussing with Equity Resources from time to time matters relating to the partnership's properties. In this regard, the purchaser hopes to benefit from Equity Resources' real estate management experience.

    During November and December 1999, Mr. Quade and Mr. Dagbjartsson negotiated the terms of their joint venture, and on January 6, 2000, executed an investment agreement setting forth the terms of their agreements regarding the merger and the operation of the partnership's properties following the merger. See "Related Agreements." In connection with the execution of these agreements, Equity Resources agreed to vote in favor of the merger and the amendment to the partnership's partnership agreement allowing the partnership to complete the merger with the purchaser. Equity Resources also agreed to reinvest their outstanding units as a capital contribution to the purchaser. In turn, KRF Company agreed to contribute the units it owns to the purchaser and to make a cash contribution of up to $1.0 million in exchange for its interest and the existing mortgage indebtedness of the partnership would be refinanced. The purchaser has contacted other unitholders who are engaged in the business of real estate management and development regarding their interest in reinvesting units in the purchaser on the same terms as Equity Resources, but has reached no understandings or agreements.

    The purpose of the merger is for the purchaser to acquire all of the outstanding units, while providing unitholders with the opportunity to liquidate their investment in the partnership for cash at a fair price.

    The purchaser's decision to proceed with the merger at this time is based upon its belief that current market conditions are favorable for its purchase and financing of the outstanding units at a merger price that is attractive to unitholders.

    If the merger is completed, unitholders will have the opportunity to liquidate their investment at a 41.2% premium above the Madison April 1999 tender offer. The per unit merger price is also 9% higher than the purchaser's May 1999 tender offer. See "--Recent Unit Sales; Tender Offer."

    As described below under "--Continuation of the Partnership," the general partners intend to refinance the properties and utilize loan proceeds to implement the capital plan and establish reserves for future capital improvements. Increasing the leverage on the properties may increase the risk of unitholders' investment in the properties and decrease net cash flow, potentially adversely affecting the timing and amount of future distributions to the unitholders.

ALTERNATIVES TO THE MERGER

    The general partners considered two primary alternatives to the merger: (1) the continued ownership of the properties by the partnership and (2) the sale of one or more of the properties by the partnership and the distribution of the net proceeds of the sales to the unitholders.

CONTINUATION OF THE PARTNERSHIP

    The partnership owns and operates the Brookeville apartments in Columbus, Ohio and the Hannibal Grove apartments and Dorsey's Forge apartments in Columbia, Maryland. The Brookeville apartments, the Hannibal Grove apartments and the Dorsey's Forge apartments were constructed in 1972, 1970 and 1970, respectively, and, except for a partial interior renovation of the Brookeville apartments completed in 1998, have not undergone significant renovation. For a description of these properties, see "Information About the Partnership, Its General Partners and Their Affiliates--Description of the Assets."

    The managing agent of the properties, an affiliate of the general partners and the purchasers, believes that increased competition resulting from newly constructed or renovated housing entering the markets served by the properties is expected to continue over the next several years. In Columbus, Ohio, for example, market research reports state that approximately 10,000 new units are under construction and an additional 16,000 units are proposed. In Columbia, Maryland, approximately 200 new units have entered the market in the past year, with approximately 2,300 units currently undergoing renovation.

    In March 1999, the managing agent prepared a five-year capital improvement plan setting forth capital improvements that it believed a third-party purchaser of the properties would regard as necessary to maintain the properties' current occupancy and rent levels, subject to inflationary increases, in light of the increased competition in the markets served by the partnership. These capital improvements include interior rehabilitation, replacement of windows, roofs, appliances, piping and HVAC systems, as well as improvements to parking lots, fences and exterior painting. The managing agent originally estimated the aggregate cost of implementing this five-year capital plan to be $10.0 million. However, after re-evaluating the capital plan and in light of the current market and economic conditions, the aggregate cost of implementing the five-year capital plan is currently estimated to be approximately $7.0 million. The managing agent advised the purchaser that in view of the new or newly renovated housing alternatives in the areas served by the properties, the current occupancy rates enjoyed by the partnership might not be sustained unless the capital plan is implemented, particularly since many of the newer residential units will have amenities such as fitness centers, tennis courts and swimming pools that the two Columbia properties do not.

    The general partners are presently implementing the capital plan, which they expect to complete over a five-year period. Implementation of the capital plan will require the investment of additional equity capital, additional borrowings and/or the reduction of future cash distributions from the partnership.

    As noted above, the general partners believe that the duration of most unitholders' investments in the partnership's properties has exceeded their initial estimated holding periods, and that providing a means for unitholders to liquidate their investment is consistent with the desire of many of the unitholders, particularly in light of the limited and sporadic secondary market for the units.

SALE OF THE PARTNERSHIP'S PROPERTIES

    The general partners believe that a sale of the properties owned by the partnership through a solicitation of third-party bids or an auction would not necessarily result in a more favorable transaction for unitholders. A third-party transaction could require the payment of transaction costs far in excess of costs incurred by the partnership in the merger, all of which would be borne by the partnership, and these costs would reduce the amount received by each unitholder in respect of his or her units. The partnership would likely be required to retain a portion of the proceeds of a third-party sale to cover the expenses related to ongoing administration of the partnership and to fund possible post-closing liabilities to a third-party purchaser. Under the terms of the proposed merger agreement, the partnership will not make any representations regarding its properties, and following the completion of the merger, unitholders' proceeds will not be reduced by claims relating to contingent liabilities of the properties.

    Although the general partners do not believe that the solicitation of third-party bids would necessarily result in a more favorable transaction for unitholders, there is no assurance that unitholders would not ultimately receive more for their units as a result of the sale of the properties to a third party who was able to consummate this type of a transaction.

THIRD-PARTY TENDER OFFER

    From time to time, unitholders have been approached by investors seeking to acquire units. Based on analyses of the proposals and general market information, the general partners have concluded that these offers are generally made at prices that are significantly less than the fair value per unit. For instance, in the Madison tender offer described above, unitholders were offered a price of $425 per unit, approximately 41.2% less than the merger price offered by the purchaser. The general partners recommended that unitholders decline this offer.

FAIRNESS OF THE MERGER

    THE GENERAL PARTNERS RECOMMEND THAT UNITHOLDERS VOTE FOR THE MERGER AND THE RELATED TRANSACTIONS. Although the amount to be paid to unitholders following the merger is not the result of arm's-length negotiations between the purchaser and the partnership and is subject to conflicts of interest, the general partners, the partnership and its affiliates noted above under "Summary Term Sheet--Fairness of the Merger" believe that the per unit merger price and the other terms of the merger are fair to unitholders other than the general partners or these affiliates. Therefore, the general partners recommend that unitholders vote "FOR" the merger. The general partners based their conclusion on the following:

    - The merger price is based on the analyses conducted by the purchaser, employing varying assumptions that the purchaser believes are reasonable in light of the general economic conditions, condition of the partnership's properties and the markets in which the properties are located.

    - Implementation of the capital plan described above will require the investment of additional equity capital, additional borrowings and/or the reduction of future cash distributions from the partnership. This may result in the partnership increasing the amount of debt it maintains relative to its assets and equity, thereby presenting an increased financial risk to unitholders that is higher than what they have assumed previously.

    - The purchaser's belief that changing market conditions, including as a result of new construction or renovations to existing properties competing with the properties, may adversely affect the future cash flows generated by the properties unless capital improvements are effected.

    - The purchaser recently acquired a total of 1,637.5 units at $600 per unit from four investment management professionals, which may be an indication of the current market value of the units. Investment management professionals generally are sophisticated investors that invest on a regular basis and have access to numerous financial sources. Thus, the amount at which they are willing to invest, or sell, their interests may suggest a price which incorporates all of the available market information, financial or otherwise, concerning the partnership. In this instance, the per unit price paid to these investment professionals was negotiated and is the same as the $600 per unit being offered by the purchaser.

    - The fact that the $600 per unit merger price is $175, or 41.2%, higher than the $425 per unit price offered by Madison in its April 1999 tender offer. The per unit merger price is also $50 per unit, or nine percent, higher than the $550 per unit price offered by the purchaser in its May 1999 tender offer, which was based on the liquidation analysis conducted by the purchaser at the time and reflected the then-current market conditions. See "--Recent Unit Sales; Tender Offer."

    - The merger will eliminate the uncertainties relating to the amount and timing of any liquidation of the partnership following the sale of its properties, which will depend upon the then-current markets for the properties, as well as upon amounts that would be required to be reserved to satisfy contingent liabilities associated with these sales. In other words, absent the merger unitholders may receive a lesser amount for their units upon a sale of the properties than the $600 per unit being offered by the purchaser, while the timing of any sale and thus unitholders' receipt of any proceeds thereof is subject to uncertainties inherent in a third-party sale process. Furthermore, by transferring their units for cash now, unitholders will have the opportunity to redeploy investment assets into alternative and potentially more liquid investments.

    - Because there is no formal trading market for the units, they can be difficult to sell. The merger provides unitholders with the opportunity to immediately sell their units for what the general partners believe is a fair price without the commissions or broker's fee of a secondary market sale and without any transfer fees, thereby increasing the per unit amount that would otherwise be realized by unitholders.

    - Because the transaction is structured as a merger, cash proceeds will be paid directly to unitholders by the purchaser and all of the assets and liabilities of the partnership will be transferred to the purchaser immediately upon the merger. As a result, the partnership is not required to continue operations or to escrow funds to fund possible post-closing liabilities. A sale of the properties, as opposed to a merger, would require the partnership to continue operating for an uncertain time period before distributing the cash consideration received to the unitholders. Additionally, it would be difficult to predict with any precision the amount ultimately realized by unitholders, as the amount of post-closing liabilities is difficult to determine.

    - Although the partnership's properties are in good condition, they are now more than 27 years old and will require refurbishing in the future to remain competitive. This could require the partnership to borrow additional funds, thereby decreasing future cash flows and increasing the risk of unitholders' investment in the partnership. In the merger, unitholders would receive $600 per unit irrespective of any future expenditures or indebtedness.

    - The merger is not subject to a financing contingency, which increases the likelihood that unitholders who desire to realize liquidity will be able to do so.

    - As a result of the purchaser's affiliation with the general partners, the purchaser is familiar with the condition of the partnership's properties and thus is willing to assume all of the assets and liabilities of the partnership on terms and conditions that would be extremely uncommon for a third-party purchaser, including the absence of representations and warranties about the properties, the absence of any indemnification protection and the lack of any financing contingency. If the partnership were to sell the properties to a third party, a portion of the proceeds would have to be retained to fund contingent liabilities, thereby delaying unitholders' ability to realize the full value of the sale.

    In determining the fairness of the merger price to unaffiliated unitholders, and related terms to unaffiliated unitholders, the general partners did not find it practicable to quantify or otherwise attach relative weights to the specific factors described above. In making their determination as to the fairness of the merger price to unaffiliated unitholders, the partnership and its affiliates noted above under "Summary Term Sheet--Fairness of the Merger" relied on the same factors considered by the general partners in this regard as described above.

DISADVANTAGES AND RISKS ASSOCIATED WITH THE MERGER

    Unitholders should note that the affiliates of the general partners may benefit from the merger. This is most likely to occur if the properties are ultimately sold by the purchaser for an amount greater than the per unit price being offered to unitholders. The general partners considered the following potential disadvantages and risks to the unitholders if the merger is completed:

    - Continued ownership of the units could be more economically beneficial to unitholders than the merger if the value of the properties were to increase.

    - A more favorable transaction might be available from a third-party purchaser of the partnership's properties now or in the future.

    - No independent committee or entity negotiated, reviewed or evaluated the merger consideration offered by the purchaser.

    - No independent person has evaluated or rendered any opinion with respect to the fairness of the merger or merger price to unitholders.

    - The purchaser already has sufficient voting power to approve the merger proposal without the consent of any other unitholder.

    - Unitholders will not be offered appraisal rights or dissenters' rights in connection with the merger.

    - Unitholders may incur tax liabilities as a result of the merger.

CONFLICTS OF INTEREST

    The general partners faced conflicts of interest with respect to the merger that may be in conflict with the economic interest of the unitholders. Specifically, there is a conflict between the desire of the purchaser, an affiliate of the general partners, to pay unaffiliated unitholders a lower price in exchange for units cancelled in the merger and the desire of unaffiliated unitholders to receive a higher price in exchange for their units.

    The general partners also have an indirect economic interest in completing the merger, as opposed to a sale or liquidation of the partnership's assets to a third party, because a third-party sale or liquidation would eliminate (a) the distributions received by the general partners in respect of their indirect interests in the partnership's properties and (b) the fees paid to their affiliates for services provided to the partnership. See "Information About the Partnership, Its General Partners and Their Affiliates--Related Party Transactions."

    Unitholders were not independently represented in the negotiation of the merger agreement, no independent person or committee has evaluated or rendered any opinion with respect to the fairness of the per unit price to be paid to unitholders and the merger is not structured so that approval of at least a majority of the unitholders other than the purchaser and its affiliates (which together own approximately 47.9% of the units) is required. While the purchasers and its affiliates believe that the merger price is fair, and that these procedures were not required to achieve this price, there is no assurance that a more favorable merger price could not have been obtained had one or more of these procedural safeguards been utilized.

LIQUIDATION ANALYSIS; DETERMINATION OF MERGER PRICE

    The purchaser determined that the fair value of each unit falls within a range of $573 to $634 based upon the liquidation analysis described below. The purchaser calculated this range on the basis of its estimate of the proceeds that could be realized from the sale of the partnership's properties and the partnership's other assets, less mortgage debt and other liabilities. To determine the prices at which the properties could be sold by the partnership, the purchaser applied capitalization rates between 9.45% and 9.85% to varying projections of the net cash flow expected to be generated by the properties in 2000, adjusted to reflect factors that a third-party purchaser would consider relevant in evaluating the purchase of the properties, and then subtracted amounts related to implement the capital improvements plan discussed above under "--Alternatives to the Merger--Continuation of the Partnership" and transaction costs associated with the purchase of the properties.

    In deriving the net cash flow attributable to the properties, the purchaser made the following adjustments to and estimates of cash flow: (a) an increase to net operating income to reflect varying growth rates between 1.5% and 5.5% per annum over 1999 levels, offset by vacancy at a rate of 7.0%; and
(b) adjustments to expenses associated with the properties following a sale to a third party, including insurance costs, replacement reserves and management fees. This resulted in estimated aggregate cash flows for the properties between $3.85 million and $4.0 million, as set forth in the following table:

                                                            LOW 2000    MIDDLE 2000   HIGH 2000
PROPERTY                                                    ESTIMATE     ESTIMATE      ESTIMATE
--------                                                   ----------   -----------   ----------
Brookville apartments....................................  $1,405,443   $1,429,875    $1,460,415
Dorsey's Forge apartments................................  $  961,247   $  977,820    $  998,845
Hannibal Grove apartments................................  $1,484,561   $1,510,157    $1,542,628
                                                           ----------   ----------    ----------
      TOTAL..............................................  $3,851,251   $3,917,852    $4,001,888
                                                           ==========   ==========    ==========

    After arriving at the estimated aggregate cash flows for the properties, the purchaser applied capitalization rates between 9.45% and 9.85% and deducted
(a) estimated closing costs associated with the sales of 3% and (b) the estimated cost of capital improvements of approximately $7.0 million to arrive at an aggregate gross value of the properties between $32.0 million and $33.47 million. The addition of approximately $1.8 million of cash and other assets of the partnerships less $18.3 million of mortgage debt, $330,000 of expected prepayment penalties and $790,000 of other liabilities associated with the partnership, resulted in a value range for the units between $573 and $634.

    Projections are by their nature speculative and no assurance can be given that a projection will accurately reflect the rental income actually achieved. A capitalization rate is a rate of return commonly applied by buyers of real estate to property income to determine the present value of property income. The choice of capitalization rate is subjective and based on, among other things, a buyer's evaluation of a property's location and condition. The lower the capitalization rate utilized, the higher the value produced, and the higher the capitalization rate utilized, the lower the value produced. The purchaser utilized capitalization rates between 9.45% and 9.85% to determine the value of the partnership's properties. It employed these rates based on the purchaser's experience in the real estate marketplace and with a view toward what is commercially reasonable.

    The Madison offer described above utilized a capitalization rate of 12.43%, which Madison at the time stated was within the range of capitalization rates employed in the marketplace for apartment buildings of the properties' age and quality. In connection with a third-party tender offer in 1996, the general partners estimated the value of a unit at $661 utilizing capitalization rates from 9.5% to 10.0%. This valuation was based on market and other conditions at the time, and did not reflect the current market conditions and the expenditures that would be required to implement the capital improvements plan.

    Although the purchaser believes that the values calculated utilizing the method described above fairly represent the value of the partnership's properties and the value of the units, an actual sale of the properties at this time or in the future might generate a sale price either higher or lower than the range of values calculated above.

    Further, the purchaser believes that the per unit proceeds which would be realized by unitholders upon a liquidation of the properties would be further reduced by contingent liabilities associated with the properties. The range of values estimated above does not take into account timing considerations, market uncertainties and legal and other expenses that would be incurred in connection with a liquidation of the partnership. An actual liquidation of the partnership now, or in the future, might generate a higher or lower value for each unit.

    The general partners have not yet determined how the partnership would respond to the market developments described above in the event the proposed merger and the transactions contemplated by it are not completed. However, in the event the general partners determine to sell the properties in the future, the proceeds of a sale would be subject to uncertainties in the real estate and financing markets at the time, as well as to possible adverse effects upon the cash flows generated by the properties by the additions to the housing base in the markets served by the properties.

    In view of the developments occurring in the markets described above and the expenditures required by the capital improvements plan, the purchaser believes that the liquidation analysis described above is the most appropriate valuation methodology.

BOOK VALUE

    Because the partnership's principal assets, its real estate properties, are carried on the partnership's balance sheet at their historical cost and have been depreciated over the sixteen years of the partnership's existence, the net book value of a unit is a negative number, and therefore the purchaser does not believe net book value is meaningful in determining the fairness of the merger price.

RECENT UNIT SALES; TENDER OFFER

    The $600 per unit price to be paid to unitholders in the merger is almost double the $315 per unit tender offer made by Krescent Partners L.L.C. on November 26, 1996 and $175, or 41.2%, higher than the Madison offer. In addition, the merger price is $50 per Unit higher than the $550 per unit price offered by the purchaser in its May 1999 tender offer and to Smithtown Bay, L.L.C. a professional investor which sold 472 units to the purchaser in December 1999 at the $550 per Unit price. In January 2000, the purchaser bought 649.2 units from Krescent Partners at a price of $600 per unit. In addition, Smithtown Bay is entitled to receive an additional $50 per unit for the units it previously sold to the purchaser (the difference between the $600 per unit merger price and the $550 per unit price Smithtown Bay received for its units). Finally, in February 2000, the purchaser acquired an additional 496.3 units and 20 units, respectively, at $600 per unit from American Realty Holdings I, L.P. and Longacre Corporation.

EFFECTS OF THE TRANSACTION

    EFFECT ON THE PARTNERSHIP

    If the merger is approved and the remaining conditions to the merger are met or waived, the merger will be effected by filing certificates of merger with the Delaware Secretary of State and the Massachusetts Secretary of State. As a result, the assets and liabilities of the partnership will be transferred to the purchaser as the surviving entity in the merger and the partnership will cease to exist. The benefits and risks associated with ownership of the properties will then rest solely with the purchaser.

    Following the merger, the partnership will cease to be a public company and will not file reports under the Securities Exchange Act of 1934 or be subject to the rules under it.

    EFFECTS ON THE UNITHOLDERS

    As a result of the merger, each unit of the unaffiliated unitholders will be cancelled in exchange for a $600 cash payment, without interest, payable by the purchaser to the unitholder upon receipt by the purchaser of the appropriate forms from the unitholder. Following the completion of the merger, the unitholders will cease to be owners of the partnership and will no longer have the potential benefits and risks associated with ownership. Unitholders will forego the opportunity to continue to participate as investors in the partnership, including the right to distributions and potential appreciation of its assets over time.

    Unitholders will recognize a gain or loss on the conversion of units into cash in the merger to the extent of the difference between the amount realized and the unitholder's adjusted basis in the units sold. See "--Material Federal Income Tax Consequences."

    EFFECTS ON THE GENERAL PARTNERS AND THE PURCHASER

    The general partners will not receive any payment in exchange for the redemption of their general partnership or original limited partnership interests nor will they receive any fees from the partnership in connection with the merger. Following the merger, the purchaser will continue to pay management fees to an affiliate of the general partner as described below under "Information About the Partnership, Its General Partners and Their Affiliates--Related Party Transactions." An affiliate of the general partners will manage and control and have an approximate 89% ownership interest in the purchaser and thus will benefit from any returns the purchaser receives from its investment in the partnership's properties, whether from operating the properties, selling the properties or otherwise.

FAILURE TO APPROVE THE MERGER

    If the merger is not approved by unitholders, the general partners will continue to operate the partnership in accordance with the terms of the partnership agreement and in fulfillment of their fiduciary duties. The partnership may (1) continue to hold the partnership's properties,
(2) refinance any or all of the properties and utilize the proceeds of the refinancing to implement the capital improvements plan, (3) solicit offers from potential purchasers to acquire any or all of the properties, through bid solicitation, auction or otherwise or (4) pursue other strategies intended to enhance the value of the unitholders' investment in the partnership.

PLANS OR PROPOSALS BY PARTNERSHIP OR AFFILIATES FOLLOWING THE MERGER

    Following the completion of the merger, the purchaser intends to review the partnership and its assets, the capital improvements plan, distribution policy, capitalization, operations, properties, policies, management and personnel and consider what further changes, if any, would be desirable in light of the circumstances which then exist. Based on its evaluation, the purchaser may finance all or a portion of the capital improvements by the following means, alone or in combination: (a) an equity or capital contribution to the partnership, (b) a refinancing of the properties or (c) a sale of a portion of the partnership's assets. The purchaser reserves the right to accelerate, extend or amend the capital improvements plan, and may elect not to implement the improvements or any portion of them.

    The purchaser's determinations will depend on, among other things, general economic conditions, the conditions of the real estate markets in which the properties are located, the physical condition of the partnership's properties at the time the proposed merger is completed, the properties' vacancy rates at the time the proposed merger is completed, prepayment penalties associated with each of the respective loan facilities encumbering the properties and the terms available to the partnership for new financing arrangements. The purchaser intends to review the partnership's policy with respect to distributions and may, based on its assessment, reduce or eliminate the distributions paid by the partnership.

    The purchaser does not have any specific plans for the sale or disposition of the properties or any material change in the business of the partnership following the merger. The purchaser will, however, evaluate any proposals and may sell or dispose of its assets if attractive terms are offered. Presently, there are no arrangements or proposals to do so. Following the completion of the proposed merger, the purchaser presently intends to conduct the business and operations of the partnership substantially as they are currently conducted.

    Under the agreements entered into in connection with the merger, Equity Resources, which following the merger will own approximately 11% of the purchaser, may require the managing members of the purchaser to cause the purchaser to attempt to sell the partnership's properties at any time during the six-month period following the fifth anniversary of the completion of the merger. See "Related Agreements."

FINANCING OF THE MERGER

    SOURCE OF FUNDS

    The aggregate consideration to be paid to unitholders is approximately $6.9 million. Of this amount, up to $1.0 million will be in the form of a capital contribution from KRF Company, L.L.C. to the purchaser and the remainder will be obtained from the anticipated refinancing of existing mortgage indebtedness, to approximately 75% to 80% leverage, of the partnership.

    It is anticipated that the purchaser will obtain financing from Reilly Mortgage Capital Corporation under loans to be secured by each of the partnership's properties, which loans will then be assigned to the Federal National Mortgage Association, or "Fannie Mae". It is expected that the loan proceeds will be used to acquire the outstanding units, refinance existing debt, including prepayment penalties of approximately $334,000, and pay associated closing costs. The purchaser expects to have a signed commitment letter by the date of the special meeting.

    The purchaser expects to borrow approximately $27 million. The proposed terms of the loans are 60 to 84 months, with a proposed amortization schedule of 360 months. It is anticipated that the loans will bear an adjustable interest rate as provided by Fannie Mae. It is proposed that the interest rate index shall be based on the three-month London Interbank Offered Rate, or "LIBOR," plus a spread. The interest rate will change every three months based upon the LIBOR index.

    It is anticipated that the loans will be prepayable in the future, together with a prepayment premium. The purchaser expects to pay origination fees related to the loans and third-party costs relating to surveys, title insurance and other closing costs. It is further anticipated that the loan agreements will contain customary restrictive covenants and events of default. If the financing described above is not available, the purchaser anticipates that it would be able to obtain altenative financing for the merger, but has made no arrangements for any alternative financing.

    KRF Company has previously contributed 11,991.5 units as a capital contribution to the purchaser while Equity Resources will contribute 1,524 units currently held by them in the partnership as a capital contribution to the purchaser. KRF Company will finance its capital contributions to the purchaser through capital contributions from an affiliate of the general partners which has available sufficient amounts of liquid capital necessary to fund the obligations of KRF Company to the purchaser in respect of the merger consideration.

    COSTS ASSOCIATED WITH THE MERGER

    It is expected that approximately $6.9 million will be required to finance the merger, and approximately $575,500 will be required to pay related fees and expenses. The following is an itemized statement of the approximate amount of all expenses incurred or to be incurred in connection with the merger:

Financing costs.............................................  $353,000
Legal fees..................................................   100,000
Printing and mailing costs..................................    15,000
Accounting..................................................    10,000
Title, survey and environmental reports.....................    27,000
Title insurance.............................................    46,000
Proxy solicitation fees.....................................    22,000
Other, including filing fees................................     2,500
                                                              --------
  Total.....................................................  $575,500
                                                              ========

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following summary is a general discussion of material federal income tax consequences of a sale of units under the merger assuming that the partnership is a partnership for federal income tax purposes and that it is not a "publicly traded partnership" as defined in Section 7704 of the Internal Revenue Code of 1986. This summary is based on the Internal Revenue Code, applicable Treasury Regulations under it, administrative rulings, practice and procedures and judicial authority as of the date of this proxy statement. All of the foregoing are subject to change, and any change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular unitholder in light of the unitholder's specific circumstances or to specific types of unitholders subject to special treatment under the federal income tax laws, for example, foreign persons, dealers in securities, banks, insurance companies and tax-exempt organizations. This summary also does not discuss any aspect of state, local, foreign or other tax laws. Sales of units under the merger will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws.

EACH UNITHOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE UNITHOLDER OF SELLING UNITS UNDER THE MERGER.

    CONSEQUENCES TO UNITHOLDERS

    A unitholder will recognize gain or loss on a sale of units under the merger equal to the difference between (1) the unitholder's "amount realized" on the sale and (2) the unitholder's adjusted tax basis in the units sold. The "amount realized" with respect to units sold under the merger will be a sum equal to the amount of cash received by the unitholder for the units plus the amount of partnership liabilities allocable to the units, as determined under Internal Revenue Code Section 752. A unitholder's adjusted tax basis in units sold under the merger will vary depending upon the unitholder's particular circumstances, and will be affected by allocations of partnership income, gain or loss, and by any cash distributions made by the partnership to a unitholder with respect to its units. In this regard, unitholders will be allocated a pro rata share of the partnership's taxable income or loss with respect to units sold under the merger through the effective date of the sale.

    In general, the character, as capital or ordinary, of a unitholder's gain or loss on a sale of units under the merger will be determined by allocating the unitholder's amount realized on the sale and the unitholder's adjusted tax basis in the units sold between "Section 751 items," which are "inventory items" and "unrealized receivables" (including depreciation recapture) as defined in Internal Revenue Code Section 751, and non-Section 751 items. The difference between the portion of the unitholder's amount realized that is allocable to
Section 751 items and the portion of the unitholder's adjusted tax basis in the units sold that is so allocable will be treated as ordinary income or loss. The difference between the unitholder's remaining amount realized and remaining adjusted tax basis will be treated as capital gain or loss assuming the units were held by the unitholder as capital assets.

    A unitholder's capital gain or loss, if any, on a sale of units under the merger will be treated as long-term capital gain or loss if the unitholder's holding period for the units exceeds one year.

    Under current law, which is subject to change, long-term capital gains of individuals and other non-corporate taxpayers generally are taxed at a maximum marginal federal income tax rate of 20%, or 25% on recapture of the amount of accelerated depreciation on real property, whereas the maximum marginal federal income tax rate for other income of these persons is 39.6%. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years--a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely; in addition, corporations, but not non-corporate taxpayers, are generally allowed to carry back excess capital losses to the three preceding taxable years.

    Under Internal Revenue Code Section 469, a non-corporate taxpayer or personal service corporation can deduct passive activity losses in any year, other than the year in which the taxpayer's entire interest in the activity is disposed of, only to the extent of such person's passive activity income for such year, and closely held corporations may not offset these losses against so-called "portfolio" income. A unitholder with "suspended" passive activity losses, i.e., net tax losses in excess of statutorily provided "phase-in" amounts, from the partnership generally will be entitled to offset these losses against any income or gain recognized by the unitholder on a sale of his units under the merger.

    Gain realized by a foreign unitholder on a sale of a unit under the merger will be subject to federal income tax. Under Section 1445 of the Internal Revenue Code, the transferee of a partnership interest held by a foreign person generally is required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The purchaser will withhold 10% of the amount realized by a foreign unitholder from the price payable to the foreign unitholder. Amounts withheld would be creditable against a foreign unitholder's federal income tax liability and, if in excess of the liability, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

    Unless an exemption applies under applicable law and regulations concerning "backup withholding" of U.S. federal income tax, the purchaser will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a unitholder or other payee pursuant to the merger unless the unitholder or other payee provides its taxpayer identification number (social security number or employee identification number) and certifies that this number is correct, or certifies that it is awaiting a taxpayer identification number. To prevent the imposition of backup federal income tax withholding on payments made to certain unitholders with respect to the purchase price of units purchased under the merger, a tendering unitholder must provide the purchaser with the holder's correct taxpayer identification number and certify that the unitholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the letter of transmittal.

                              THE SPECIAL MEETING

SPECIAL MEETING; RECORD DATE

    Under Massachusetts partnership law and the partnership agreement, the merger and the amendment requires approval of a majority of the holders of outstanding units. A special meeting of the unitholders will be held on
          , 2000, at     , at local time, to consider and vote upon the merger
and the amendment to the partnership's partnership agreement. In accordance with
the partnership agreement, the close of business on           , 2000 has been
established as the record date for the special meeting. Under the terms of the partnership agreement, only the unitholders of record on the record date are eligible to vote those units on the proposals set forth in this proxy statement. A unitholder of record as of the record date will retain the right to vote on the proposals set forth in this document even if the unitholder sells or transfers its units after the record date. As of the record date, the partnership had 25,000 units outstanding and entitled to vote, held of record by 588 unitholders. A list of the unitholders entitled to vote at the special meeting will be available for inspection at the executive offices of the partnership at One Beacon Street, Suite 1500, Boston, Massachusetts 02108. Under the partnership agreement, valid voting requires a quorum constituted by a majority in interest of the unitholders voting at the special meeting in person or by proxy.

    Even if a unitholder intends to attend the special meeting in person, they are requested to complete and return the enclosed proxy card promptly.

PROCEDURES FOR COMPLETING PROXIES

    Accompanying this proxy statement is a proxy card solicited by the general partners for use at the special meeting. When a proxy card is returned, properly executed, the units represented by it will be voted at the special meeting by the general partners in the manner specified on the proxy card. It is important that unitholders mark, sign and date their proxy card and return it either in the enclosed, postage-prepaid envelope or by facsimile as instructed below to Krupp Funds Group as soon as possible. When voting a proxy by facsimile, both sides of the proxy must be transmitted. Delivery of a proxy does not prohibit unitholders from attending the special meeting. To be properly executed, the proxy card must be signed by and bear the date of signature of the unitholder voting the units represented by the card. All questions as to the form of documents and the validity of consents will be determined by the general partners, which determinations shall be final and binding. The general partners reserve the right to waive any defects or irregularities in any proxy.

    Each unit entitles the holder thereof to one vote with respect to the proxies solicited by this document. Only unitholders of record on the record date may grant a proxy with respect to their units.

    IF UNITS STAND OF RECORD IN THE NAMES OF TWO OR MORE PERSONS, ALL PERSONS MUST SIGN THE PROXY CARD. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE THE FULL TITLE OF THE POSITION HELD. IF A CORPORATION, THE PROXY SHOULD BE SIGNED BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP'S NAME BY AN AUTHORIZED PERSON. IF A UNITHOLDER'S UNITS ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, ONLY THIS INSTITUTION CAN SIGN A PROXY WITH RESPECT TO THE UNITS AND CAN DO SO ONLY AT THE UNITHOLDER'S DIRECTION. ACCORDINGLY, IF ANY UNITS ARE SO HELD, UNITHOLDERS SHOULD CONTACT THEIR ACCOUNT REPRESENTATIVE AND GIVE INSTRUCTIONS FOR A PROXY TO BE SIGNED WITH RESPECT TO THEIR UNITS.

    A unitholder in favor of the merger and the amendment to the partnership's partnership agreement should mark the "for" box on the enclosed proxy card, date and sign the proxy and either mail it promptly in the enclosed postage-prepaid envelope or fax a copy to Krupp Funds Group as instructed below. If a proxy card is executed but no indication is made as to what action is to be taken, it will be deemed to constitute a vote "for" the merger and "for" the amendment. By consenting to the merger and the amendment, the unitholders irrevocably appoint the general partners, or their designee, as their attorney-in-fact to execute and deliver those documents as are necessary to effect the merger and the amendment.

    Questions and requests for assistance or for additional copies of this proxy statement and the proxy card may be directed to the partnership's solicitation agent, Krupp Funds Group, One Beacon Street, Suite 1500, Boston, Massachusetts 02108, Attention: Investor Services, or by telephone at 1-800-25-KRUPP or facsimile at 617-423-8919. Unitholders should also use this fax number for delivery of their completed proxy cards. In addition to soliciting proxies by mail, proxies may be solicited in person and by telephone or telegraph. Unitholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the proxy solicitation.

VOTES REQUIRED

    Under the terms of the partnership agreement, the vote of the unitholders owning a majority of the units is necessary to approve the amendment to the partnership agreement. Under Massachusetts law, the vote of the unitholders owning a majority of the units is necessary to approve the merger. Each unit entitles the holder thereof to one vote on each matter submitted to a vote of the unitholders. If a majority in interest of the unitholders consent to the merger and the amendment and certain other conditions are met, the merger will be completed. If both the merger and the amendment are not approved by the unitholders owning a majority of the units, the merger will not be completed.

    The purchaser owns approximately 45.9% of the outstanding units, while Equity Resources, which holds approximately 6.1% of the partnership's outstanding units, has agreed to vote for the approval of the merger and the amendment to the partnership's partnership agreement. Moreover, because one of the general partners has entered into agreements with the holders of approximately 1,265 units which would require them to vote their units in proportion to the votes of all other unitholders who vote on a matter, the purchaser together with Equity Resources has voting power over approximately 54.6% of the outstanding units. Units held by Krupp LP, as a limited partner of the partnership, will not be voted at the special meeting or included in the determination of whether a quorum exists.

    The consent of the unitholders holding a majority in interest of the outstanding units is necessary to complete the proposed merger and to adopt the amendment. Failure to return a proxy in a timely manner or to vote at the special meeting, abstention from voting or a broker non-vote will each have the same effect as a vote "against" the merger and "against" the amendment. Therefore, unitholders are asked to please date, sign and promptly return their proxy cards.

SOLICITATION PROCEDURES

    The Partnership has retained Krupp Funds Group to act as solicitation agent and for advisory services in connection with this proxy statement. In connection therewith, Krupp Funds Group will be paid reasonable and customary compensation and will be reimbursed for their reasonable out-of-pocket expenses, as described above under "Special Factors--Financing of the Merger--Costs Associated with the Merger." The partnership has also agreed to indemnify Krupp Funds Group against specified liabilities and expenses including liabilities and expenses under federal securities laws.

    The partnership will not pay any fees or commissions to any broker or dealer or other person, other than to Krupp Funds Group, for soliciting proxies in this solicitation. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the solicitation materials to the customers for whom they hold units, and the partnership will reimburse them for reasonable mailing and handling expenses incurred by them in forwarding proxy materials to their customers.

REVOCATION OF PROXIES

    A proxy executed and delivered by a unitholder may subsequently be revoked by submitting written notice of revocation to the partnership. A revocation may be in any written form, including a later-dated proxy card, validly signed by a unitholder as long as it clearly states that the unitholder's proxy previously given is no longer effective. To prevent confusion, the notice of revocation must be dated. Notices of revocation should be delivered to Krupp Funds Group at the address or by facsimile as listed above. A unitholder may also revoke its proxy by attending the special meeting and voting in person. If a unitholder signs, dates and delivers a proxy to the partnership and, thereafter, on one or more occasions, signs and delivers a later-dated proxy, the latest-dated proxy card is controlling as to the instructions indicated in that proxy and supersedes the unitholder's prior proxy as embodied in any previously submitted proxy card.

APPRAISAL RIGHTS

    Neither the partnership agreement nor Massachusetts law provides rights of appraisal or similar rights to unitholders whether or not unitholders abstain or vote for or against the merger. As a result, if unitholders holding a majority of the units approve the merger and if the merger is completed, the partnership will be merged with and into the purchaser and all unaffiliated unitholders, including those who do not approve the merger, will receive the $600 per unit merger price for each of their units in accordance with the terms of the merger agreement.

                              THE MERGER AGREEMENT

    The merger agreement between the partnership and the purchaser will be entered into only if the unitholders approve the amendment to the partnership's partnership agreement. Under the merger agreement, the merger of the partnership with and into the purchaser will not take place unless the unitholders approve the merger. If the merger is approved at the special meeting, the general partners on behalf of the partnership intend to enter into an agreement substantially in the form of the merger agreement. The material provisions of the merger agreement are summarized below. Although complete in all material respects, this summary is qualified by reference to the full text of the merger agreement attached to this proxy statement as Annex A. Unitholders are encouraged to read the merger agreement carefully. If all of the conditions in the merger agreement are met, principally the approval by the unitholders of the merger, at the effective time of the merger, the partnership will be merged with and into the purchaser, with the purchaser continuing as the surviving entity. The purchaser, as the surviving entity, will succeed to and possess all of the rights, privileges and powers of the partnership, whose assets shall vest in the purchaser, and who will then be liable for all of the liabilities and obligations of or any claims or judgments against the partnership.

CLOSING DATE; EFFECTIVE TIME OF THE MERGER

    The merger will become effective at 5:00 p.m. on the date on which the latter of (1) the filing of the certificate of merger with the Office of the Secretary of State of Delaware and (2) the filing of the certificate of merger with the Secretary of State of the Commonwealth of Massachusetts.

EFFECTS OF THE MERGER

    At the effective time, by virtue of the merger, and without any further action on the part of anyone, all partnership interest outstanding immediately beforehand, including units, general partnership interests and original limited partnership interests, will be cancelled. Each unit owned by the unitholders, other than Equity Resources, or those who are not affiliates of the purchaser or the general partners, will be automatically converted into a right to receive, in exchange for each unit, $600 in cash, without interest. Immediately before the effective time, 1,524 partnership interests (whether general or limited) will be contributed to the purchaser for membership interests in the purchaser.

PAYMENT

    The merger price will be paid to unaffiliated unitholders by the purchaser within 15 days after the effective time. Interest will not accrue on amounts owed to unaffiliated unitholders. Payments will be made only to the unaffiliated unitholder in whose name units are registered on the books of the partnership at the effective time. Neither the purchaser nor any other party will be liable to any unitholder for any merger consideration or other payments made to a public official under applicable abandoned property laws. The purchaser will be entitled to deduct and withhold from the merger consideration paid to a unitholder any taxes or other amounts required by law, including backup withholding imposed under Internal Revenue Code Section 3406 and withholding imposed under Internal Revenue Code Section 1445 on the gross amount realized by specified foreign persons upon the disposition of specified interests in U.S. real property.

    Under federal law, to the extent that amounts are withheld, these amounts will be treated as having been paid to a unitholder for purposes of the merger agreement. Beginning at the effective time, there will be no further transfers of any units on the books of the partnership. Each unitholder whose units were converted and cancelled will be deemed to have withdrawn as a limited partner of the partnership. Unitholders will then have no further interest in the partnership or the purchaser, including any allocations or distributions of income, property or otherwise, other than the right to receive the merger price per unit.

    Following the effective time, the officers of the purchaser, as the surviving entity in the merger, will terminate the partnership's reporting obligations with the Securities and Exchange Commission.

AUTHORITY AND CONSENT OF THE PURCHASER

    The purchaser has informed the partnership that the execution, delivery and performance of the merger agreement by the purchaser and the completion of the transactions contemplated by it have been duly authorized by the purchaser's members as necessary.

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

    The merger agreement contains no representations and warranties.

CONDITIONS TO THE MERGER

    Before the merger is completed, the following must occur:

    - the holders of a majority of the outstanding units must approve the amendment in accordance with the partnership agreement;

    - the holders of a majority of the outstanding units must approve the merger agreement in accordance with the partnership agreement and Massachusetts law; and

    - any consent, approval or waiver of any third party required in order for the purchaser or the partnership to complete the merger must be obtained.

    In addition, unless the relevant condition is waived by the purchaser and the partnership, the merger will not be completed if any of the following occur:

    - the enactment, promulgation or enforcement by any governmental entity of a statute, regulation or injunction which prohibits or restrains the merger or subjects any party to substantial damage as a result of the merger; and

    - a change or event which has or could be reasonably expected to either
      (a) cause a material adverse effect to the business, condition, financial or otherwise, or result of operations of the partnership or (b) prevent or cause a material delay in the completion of the merger or the performance of the merger agreement by the purchaser or the partnership.

TERMINATION

    The merger agreement may be terminated by the mutual agreement of the purchaser and the general partners at any time before the filing of the certificates of merger.

AMENDMENT

    At any time before the filing of the certificates of merger, the merger agreement may be amended by the joint determination in writing of the purchaser and the general partners. No amendment may be made which would change any term of the certificate of formation or operating agreement of the surviving entity in the merger.

WAIVER

    At any time before the effective time of the merger, whether before or after this proxy statement is mailed, any party may waive compliance with any of the agreements of the other party or conditions to its own obligations contained in the merger agreement.

THE SURVIVING ENTITY

    The certificate of formation, operating agreement and managers and officers of the purchaser will be the certificate of formation, operating agreement and managers and officers utilized by or employed by the purchaser before the merger.

                               RELATED AGREEMENTS

    In connection with the merger, the purchaser and its sole member, KRF Company, have entered into an investment agreement and voting agreement, each dated as of January 6, 2000, with the investment funds affiliated with Equity Resources. Under the investment agreement, Equity Resources has agreed to reinvest their units in the purchaser as a capital contribution. KRF Company, on the other hand, has previously contributed 10,826 units as a capital contribution and will make a cash contribution to the purchaser of up to $1.0 million. The purchaser and KRF Company, on the one hand, and Equity Resources, on the other hand, further agreed to indemnify the other in connection with any liability arising out of a breach of the investment agreement, while the purchaser agreed to indemnify the parties in connection with any liabilities arising out of any unitholder litigation relating to the merger. To the extent that the indemnification provisions are unenforceable, the parties agreed to contribute additional amounts in satisfaction of any losses to the extent legally permissible.

    The purchaser may terminate the investment agreement at any time. The investment agreement will terminate automatically if the merger is not completed by August 1, 2000, or, if the members of the purchaser do not make their capital contributions before the parties complete the merger.

    Under the voting agreement, Equity Resources, which owns approximately 6.1% of the outstanding units, has agreed that at any meeting of the partners of the partnership, however called, and in any action by consent of the limited partners of the partnership, Equity Resources will vote, or cause to be voted, the units held of record or beneficially owned by it in favor of the merger and the amendment to the partnership agreement. Equity Resources further agreed that at any meeting of the partners of the partnership, however called, and in any action by consent of the limited partners of the partnership, Equity Resources will vote, or cause to be voted, in person or by proxy, the units held of record or beneficially owned by it against approval of any proposal made in opposition to or in competition with the merger.

    In addition, Equity Resources further agreed that, without the consent of the purchaser and KRF Company, Equity Resources would not, either directly or indirectly, offer or otherwise agree to sell, assign, pledge, transfer, exchange or dispose of any units or options, warrants or other convertible securities to acquire or purchase units, whether now or later acquired. Under the terms of the voting agreement, if Equity Resources acquires any additional units, the voting agreement will be applicable to the additional units.

    In addition, under the terms of the purchaser's organizational documents, upon the request of Equity Resources, the managing members of the purchaser have agreed to cause the purchaser to attempt to sell the partnership's properties at any time during the six-month period following the fifth anniversary of the completion of the merger.

                   THE AMENDMENT TO THE PARTNERSHIP AGREEMENT

PURPOSE

    The purpose of the amendment is to amend the partnership's partnership agreement to permit the partnership to enter into the merger agreement and complete the merger with the purchaser. Except for specifically enumerated transactions, the partnership agreement prohibits the partnership from selling any property to, or entering into any agreement or arrangement with, a general partner or an affiliate of a general partner. Because the purchaser is an affiliate of the general partners and the merger agreement is an agreement which may be considered to be an indirect sale of the partnership's properties, these prohibitions prevent the partnership from entering into the merger agreement with the purchaser.

THE AMENDMENT

    The description of the amendment to the partnership agreement summarized above is qualified in its entirety by reference to the text of the amendment attached to this proxy statement as Appendix B. Unitholders are encouraged to read the annexed amendment carefully.

    In accordance with the amendment, the parties must enter into the merger agreement after February 1, 2000 and before August 1, 2000. The amendment adds the merger agreement to the list of the transactions which the partnership is permitted to complete with an affiliate of the general partners; otherwise, the amendment does not alter the partnership agreement.

                       INFORMATION ABOUT THE PARTNERSHIP,
                   ITS GENERAL PARTNERS AND THEIR AFFILIATES

THE PARTNERSHIP

    The partnership was organized on April 3, 1982 as a limited partnership under Massachusetts law. The partnership is governed by its partnership agreement, which vests exclusive management and control over the partnership in the general partners, subject to the rights of the unitholders to vote on limited matters. The address of the partnership's principal executive office is at One Beacon Street, Suite 1500, Boston, Massachusetts 02108, and the telephone number is (617) 523-7722.

    The primary business of the partnership is to acquire, operate and ultimately dispose of its properties. The partnership issued all of its general partner interests to its two general partners, Krupp Corp and Krupp LP. The partnership also issued its original limited partner interests to Krupp LP. On June 4, 1982, the partnership commenced an offering of up to 25,000 units at the price of $1,000 per unit. As of September 29, 1982, the partnership received subscriptions for all 25,000 units and, therefore, the public offering was successfully completed on that date.

THE GENERAL PARTNERS

    The principal business address of each of the general partners is at One Beacon Street, Suite 1500, Boston, Massachusetts 02108. The principal business of each of the general partners is to act as a general partner of the partnership. The directors and principal executive officers of Krupp Corp are Douglas Krupp, George Krupp and David Quade, and the sole shareholders of Krupp Corp are Douglas Krupp and George Krupp. The general partners of Krupp LP are Douglas Krupp, George Krupp and Krupp Corp. Krupp LP owns all of the original limited partnership interests in the partnership.

    Douglas Krupp co-founded and serves as Co-Chairman and Chief Executive Officer of The Berkshire Companies Limited Partnership, an integrated real estate financial services firm engaged in real estate acquisitions, mortgage banking, investment sponsorship, venture capital investing, financial management, commercial laundry and linen services, and furniture manufacturing and sales.

    Mr. Krupp has held the position of Co-Chairman since The Berkshire Companies was established as The Krupp Companies in 1969 and he has served as the Chief Executive Officer since 1992. Mr. Krupp serves as a Director of Krupp Government Income Trust and Krupp Government Income Trust-II and he is also a member of the Board of Trustees at Brigham & Women's Hospital. He is a graduate of Bryant College where he received an honorary Doctor of Science in Business Administration in 1989 and was elected trustee in 1990. Mr. Krupp's address is at One Beacon Street, Suite 1500, Boston, Massachusetts 02108.

    George Krupp is actively involved in the management of The Berkshire Companies and affiliated entities. Mr. Krupp has been an instructor of history at the New Jewish High School in Waltham, Massachusetts since September of 1997. Mr. Krupp attended the University of Pennsylvania and Harvard University and holds a master's degree in History from Brown University. Mr. Krupp's address is at One Beacon Street, Suite 1500, Boston, Massachusetts 02108.

    David Quade is Executive Vice President and Chief Financial Officer of The Berkshire Group. Prior to joining The Berkshire Group, Mr. Quade was a principal and Chief Financial Officer for eighteen years at Leggat McCall Properties. He received a P.A.P. from Northwestern University Graduate Business School and an M.B.A. and a B.S. from Central Michigan University.

DESCRIPTION OF THE ASSETS

    GENERAL

    The partnership currently indirectly owns three multi-family apartment complexes--the Brookeville apartments, the Dorsey's Forge apartments and the Hannibal Grove apartments having an aggregate of 990 units. The partnership considers itself to be engaged only in the industry segment of investment in real estate. The partnership's real estate investments are subject to seasonal fluctuations due to changes in utility consumption and seasonal maintenance expenditures. However, the future performance of the partnership will depend upon factors that cannot be predicted. A summary of the partnership's real estate investments is presented below.

                                                        OCCUPANCY
                                                --------------------------              AVERAGE OCCUPANCY FOR THE YEAR
                                                           OCCUPANCY AS OF                    ENDED DECEMBER 31,
                                       YEAR      TOTAL      SEPTEMBER 30,    ----------------------------------------------------
                                     ACQUIRED    UNITS          1999           1998       1997       1996       1995       1994
                                     --------   --------   ---------------   --------   --------   --------   --------   --------
Brookeville apartments;
Columbus, Ohio.....................    1983       424            97%            99%        98%        95%        94%        94%

Hannibal Grove apartments;
Columbia, Maryland.................    1983       316            98%           100%       100%        94%        93%        94%

Dorsey's Forge apartments;
Columbia, Maryland.................    1983       250            98%           100%        99%        94%        94%        95%

    Mortgage notes payable collateralized by the partnership's properties consisted of the following as at September 30, 1999 and December 31, 1998.

                                 MORTGAGE NOTES

                                                              PRINCIPAL
                                      SEPTEMBER 30,   -------------------------   INTEREST   MATURITY
PROPERTY                                  1999           1998          1997         RATE       DATE
--------                              -------------   -----------   -----------   --------   ---------
Brookeville apartments..............   $ 8,371,635    $ 8,428,579   $ 8,499,549     7.75     1-Aug-28
Dorsey's Forge apartments...........   $ 4,250,379    $ 4,363,601   $ 4,502,891     9.25     3-May-00
Hannibal Grove apartments...........   $ 5,780,516    $ 5,934,497   $ 6,123,931     9.25     3-May-00
                                       -----------    -----------   -----------
  Total.............................   $18,402,530    $18,726,677   $19,126,371
                                       ===========    ===========   ===========

    BROOKEVILLE APARTMENTS

    The property is subject to a non-recourse mortgage note in the original amount of $8,755,000, payable to the Department of Housing and Urban Development. The mortgage note requires monthly payments of $60,600 consisting of principal and interest at the rate of 7.75% per annum. In addition, the partnership is required to fund a monthly deposit of $5,158 to an escrow account to be used for future property replacements and improvements and a mortgage insurance premium deposit equal to 0.5% per annum of the outstanding principal balance. The note matures on August 1, 2028. In accordance with HUD regulations, distributions are limited to the extent of surplus cash, as defined by the Regulatory Agreement for Multifamily Housing Projects, dated July 20, 1993 between Brookeville Apartments Limited Partnership and the Secretary of Housing and Urban Development as recorded in the Franklin County Recorder Volume 23319, page J05. The mortgage note payable is collateralized by the property and may be prepaid during the five years beginning August 1, 1998, subject to an annual declining prepayment penalty of 5% to 1%, respectively. After August 1, 2003, there is no prepayment penalty.

    Based on the borrowing rates currently available to the partnership for bank loans with similar terms and average maturities, the fair value of long-term debt was approximately $9,446,000 at December 31, 1998.

    HANNIBAL GROVE AND DORSEY'S FORGE APARTMENTS

    The properties are subject to non-recourse mortgage notes for the Hannibal Grove apartments and Dorsey's Forge apartments in the original amounts of $6,800,000 and $5,000,000, respectively, payable at a rate of 9.25% per annum. Monthly principal and interest payments are $62,333 for Hannibal Grove apartments and $45,833 for the Dorsey's Forge apartments. The notes mature on May 3, 2000 at which time all unpaid principal, $5,653,175, in the case of the Hannibal Grove apartments, and $4,156,746, in the case of the Dorsey's Forge apartments, and any accrued interest are due. The mortgage notes payable are collateralized by the respective properties and may be prepaid.

    Based on the borrowing rates currently available to the partnership for bank loans with similar terms and average maturities, the fair value of long-term debt for Hannibal Grove apartments and Dorsey's Forge apartments, the fair market value was approximately $6,118,000 and $4,449,000, respectively, at December 31, 1998.

    Due to restrictions on transfers and prepayment consisting primarily of prepayment penalties, the partnership may be unable to refinance certain mortgage notes payable at such calculated fair value. The aggregate scheduled principal amounts of long-term borrowings due during the five years ending December 31, 2003 are $437,124, $10,020,473, $89,480, $96,667 and $104,430.
During 1998, 1997 and 1996 the partnership paid $1,625,506, $1,659,719 and
$1,690,992 of interest, respectively, on its mortgage notes.

    The partnership is implementing its capital improvements plan in light of the competition in the markets served by the partnership. See "Special Factors--Alternatives to the Merger--Continuation of the Partnership."

DISTRIBUTIONS

    The table below sets forth the distribution made by the partnership to its partners for the nine months ended September 30, 1999 and during the years ended December 31, 1998 and 1997.

                                                                      YEAR ENDED DECEMBER 31,
                                        NINE MONTHS ENDED    -----------------------------------------
                                       SEPTEMBER 30, 1999           1998                  1997
                                       -------------------   -------------------   -------------------
                                        AMOUNT    PER UNIT    AMOUNT    PER UNIT    AMOUNT    PER UNIT
                                       --------   --------   --------   --------   --------   --------
Limited Partners:
  Investor Limited Partners
    (25,000 Units outstanding).......  $793,043    $31.72    $594,752    $23.79    $396,500    $15.86
  Original Limited Partner...........    33,391                25,045                16,697
  General Partner....................     8,348                 6,261                 4,174
                                       --------              --------              --------
    Total............................  $834,782              $626,058              $417,371
                                       ========              ========              ========

    Future distributions will be at the discretion of the partnership and will be determined after consideration of a number of factors including, among others, the partnership's financial condition, cash flows and current and anticipated cash needs.

OWNERSHIP OF UNITS

    The number of unitholders as of September 30, 1999 was approximately 588. As of March 1, 2000, the purchaser owned 11,991.5 units, or 47.9% of the outstanding units.

    The Krupp Family Limited Partnership-94, KRF Company, the purchaser and the general partners are under the common control of Douglas and George Krupp. As a result of the voting and investment agreements entered into among Equity Resources, the purchaser, the Krupp Family Limited Partnership, KRF Company, Douglas Krupp and George Krupp may also be deemed to each beneficially own indirectly 1,524 units, which is approximately 6.1% of the total number of units.

    The table below sets forth the beneficial ownership interests in the units held by the investment entities comprising the Equity Resources funds.

                                                                                               PERCENT
                                                                          AMOUNT AND NATURE       OF
TITLE OF CLASS                     NAME AND ADDRESS OF BENEFICIAL OWNER  OF BENEFICIAL OWNER    CLASS
--------------                     ------------------------------------  -------------------   --------

Investor Limited Partner Units     Equity Resource Fund XIX L.P.               413.00 Units      1.65%
                                   14 Story Street
                                   Cambridge, MA 02138

Investor Limited Partner Units     Equity Resources Bridge Fund                 30.00 Units      0.12%
                                   14 Story Street
                                   Cambridge, MA 02138

Investor Limited Partner Units     Equity Resource General Fund L.P.            40.00 Units      0.16%
                                   14 Story Street
                                   Cambridge, MA 02138

Investor Limited Partner Units     Equity Resource Fund XVI L.P.               916.00 Units      3.66%
                                   14 Story Street
                                   Cambridge, MA 02138

Investor Limited Partner Units     Equity Resource Brattle Fund                 30.00 Units      0.12%
                                   14 Story Street
                                   Cambridge, MA 02138

Investor Limited Partner Units     Equity Resource Cambridge Fund               95.00 Units      0.38%
                                   14 Story Street
                                   Cambridge, MA 02138

                                   TOTAL                                     1,524.00 Units      6.10%

MARKET FOR THE UNITS

    The units are not traded on any established trading market and no market of this type is expected to develop. Thus, limited information is available as to high and low bid quotations or sales prices. In a tender offer completed in June 1999, the purchaser acquired approximately 41.2% of the outstanding units at $550 per unit, while in April 1999 a third party had offered $425 per unit. In December 1999, the purchaser acquired 472 units from Smithtown Bay L.L.C. at the $550 per unit price and, in January 2000, it acquired 649.2 units from Krescent Partners L.L.C. at $600 per unit. Smithtown Bay is entitled to receive an additional $50 per unit for the units it previously sold to the purchaser (the difference between the $600 per unit merger price and the $550 per unit price Smithtown Bay received for its units). Finally, in February 2000, the purchaser acquired an additional 496.3 units and 20 units, respectively, at $600 per unit from American Realty Holdings I, L.P. and Longacre Corporation.

    According to The Partnership Spectrum, an independent third-party industry publication, for the period between October 1, 1999 and November 30, 1999, a total of ten units traded at $450 per unit. Unitholders are advised that the gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. In addition, other measures of the value of the units may be relevant to unitholders.

RELATED PARTY TRANSACTIONS

    Pursuant to the partnership's partnership agreement, the general partners are entitled to cash distributions in respect of their interests in the partnership. The general partners have received aggregate cash distributions in respect of these interests of $4,174, $4,174 and $6,261 for the years ended December 31, 1996, 1997 and 1998, respectively, and $8,348 for the nine months ended September 30, 1999.

    Pursuant to certain management agreements, the managing agent of the partnership's properties, an affiliate of the general partners, receives property management fees in return for its management of the properties. The management agreements provide for the payment of monthly management fees payable at the rate of up to 5% of rents and other income actually received by the partnership. In addition, although the general partners and their affiliates do not receive any fees from the partnership for the partnership administration services provided to the partnership, the managing agent and other affiliates of the general partners are reimbursed by the partnership for expenses incurred in connection with the provision of services including accounting, computer, insurance, travel, payroll, and legal services and the preparation and mailing of reports and other communication to unitholders. For the three years ended December 31, 1996, 1997 and 1998, and for the three months ended September 30, 1999, the partnership paid such affiliate property management fees and reimbursement of expenses aggregating $499,495, $536,798, $540,461 and $414,678, respectively.

                            SELECTED FINANCIAL DATA

    The following table sets forth selected financial information regarding the partnership's results of operations and financial position. This information should be read in conjunction with the Consolidated Financial Statements and Notes to those statements and other financial information included or incorporated by reference in this document. The historical financial data as of and for the quarters ended September 30, 1999 and 1998 have been derived from the unaudited financial statements included in the partnership's Quarterly Report on Form 10-Q for the quarters ended September 30, 1999 and 1998, respectively. The historical financial data for the years ended December 31, 1998, 1997 , 1996, 1995 and 1994 have been derived from audited financial states included in the partnership's Annual Report on Form 10-K for the year ended December 31, 1998. See "Where You Can Find More Information."

                                   NINE MONTHS ENDED,
                                      SEPTEMBER 30                                YEAR ENDED DECEMBER 31,
                                -------------------------   -------------------------------------------------------------------
                                   1999          1998          1998          1997          1996          1995          1994
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                        UNAUDITED
Total revenues................  $ 5,872,518   $ 5,674,940   $ 7,608,315   $ 7,280,181   $ 6,628,658   $ 6,352,337   $ 6,215,466
Net income (loss).............      439,247       432,967       536,483       (23,224)     (446,360)     (547,893)     (453,031)
Net income (loss) allocated
  to:
Investor Limited Partners.....      417,285       411,318       509,659       (22,063)     (424,042)     (520,498)     (430,380)
  Per Unit....................        16.69         16.45         20.39         (0.88)       (16.96)       (20.82)       (17.22)
  Original Limited Partner....       17,570        17,319        21,459          (929)            0             0       (18,121)
  Net income (loss) allocated
    to:
  General partners............        4,392         4,330         5,365          (232)      (22,318)      (27,395)       (4,530)
Total assets..................   11,148,667    11,789,516    11,982,905    12,354,768    13,224,310    14,384,144    15,702,150
Long-term obligations.........    8,259,781    18,405,225    18,289,553    18,726,677    19,126,371    19,491,853    19,827,968

DISTRIBUTIONS:
Investor Limited Partners.....  $   793,043   $   594,752   $   594,752   $   396,500   $   396,500   $   297,495   $    99,132
Per Unit......................        31.72         23.79         23.79         15.86         15.86         11.90          3.97
Original Limited Partner......       33,391        25,045        25,045        16,697        16,697        12,526         4,174
General partners..............        8,348         6,261         6,261         4,174         4,174         3,132         1,043

    The historical performance of the partnership is not necessarily indicative of its future operations.

                      INFORMATION CONCERNING THE PURCHASER
                               AND ITS AFFILIATES

THE PURCHASER

    The purchaser, KRF3 Acquisition Company, L.L.C., is a wholly owned subsidiary of KRF Company whose principal business is to hold limited partnership interests in Krupp Realty Fund, Ltd.-III. The purchaser was initially organized for the purpose of effecting a tender offer for the units of the partnership. In June 1999, the purchaser completed its tender offer and purchased units representing approximately 41.2% of the outstanding units. Since that time, the purchaser has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the merger agreement. The purchaser has no assets and liabilities. The principal office and place of business of the purchaser is One Beacon Street, Suite 1500, Boston, Massachusetts 02108.

AFFILIATES OF THE PURCHASER

    KRF Company was organized to conduct the business and the operations of the purchaser. The principal office and place of business of KRF Company is One Beacon Street, Suite 1500, Boston, Massachusetts 02108. The sole member of KRF Company is The Krupp Family Limited Partnership-94.

    The Krupp Family Limited Partnership was formed to hold and manage investments for its partners. The general partners of The Krupp Family Limited Partnership are Douglas Krupp and George Krupp. See "Information About The Partnership, Its General Partners and Their Affiliates--The General Partners."

    The Krupp Family Limited Partnership, KRF Company, the purchaser and the general partners are under the common control of Douglas Krupp and George Krupp. As a result of the voting and investment agreements entered into among Equity Resources, the purchaser, KRF Company, The Krupp Family Limited Partnership, Douglas Krupp and George Krupp may be deemed to each beneficially own indirectly 1,524 units, which is 6.1% of the total number of units.

    All information contained in this proxy statement concerning the purchaser is based upon statements and representations made by the purchaser or its representatives to the partnership or its representatives.

                      WHERE YOU CAN FIND MORE INFORMATION

GENERAL

    The partnership files reports with the Securities and Exchange Commission on a regular basis. Unitholders may read or copy any document that the partnership files with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Unitholders may obtain information about the Public Reference Room by calling the Commission for further information at 1-800-SEC-0330. The partnership's Commission filings are also available from the Commission's web site at www.sec.gov.

    The following documents previously filed by the partnership with the Securities and Exchange Commission are incorporated in this proxy statement by reference:

    (a) Annual Report on Form 10-K for the year ended December 31, 1998 as filed on March 31, 1999; and

    (b) Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 as filed on November 15, 1999.

All documents filed by the partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and before the date of the special meeting or any adjournment or postponement of the meeting will be deemed to be incorporated by reference and made a part of this document from the date of the filing of these documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this document will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this document or in any other document subsequently filed with the Commission which also is deemed to be incorporated by reference in this document modified or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

    The purchaser, KRF Company, The Krupp Family Limited Partnership, the general partners, Douglas Krupp and George Krupp are affiliates of the partnership. Accordingly, together with the partnership, they have jointly filed with the Commission a Schedule 13E-3. This proxy statement does not contain all of the information contained in the Schedule 13E-3, some of which is omitted as permitted by Commission rules. Statements made in this proxy statement, while complete in all material respects, are qualified by reference to documents filed as exhibits to the Schedule 13E-3. The Schedule 13E-3, including exhibits, is available for inspection and copying at the Commission as described above.

    The purchaser and the general partners are not public companies and are not required to file reports of any type with the Commission.

INDEPENDENT ACCOUNTS

    The consolidated financial statements and financial statement schedule of the partnership appearing in this proxy statement have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their report included in this document. These consolidated financial statements and financial statement schedule are included in this document and incorporated in this document by reference. It is expected that representatives of PricewaterhouseCoopers LLP will be present at the special meeting, both to respond to appropriate questions of unitholders and to make a statement if they so desire.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                  PAGE
                                                                  ----

Report of Independent Accountants...........................           F-2

Consolidated Balance Sheets for December 31, 1998 and
  December 31, 1997.........................................           F-3

Consolidated Statements of Operations For the Years Ended
  December 31, 1998, 1997
  and 1996..................................................           F-4

Consolidated Statements of Changes in Partners' Deficit For
  the Years Ended
  December 31, 1998, 1997 and 1996..........................           F-5

Consolidated Statements of Cash Flows For the Years Ended
  December 31, 1998, 1997 and 1996..........................           F-6

Notes to Consolidated Financial Statements..................      F-7-F-13

Schedule III--Real Estate and Accumulated Depreciation......          F-14

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Krupp Realty Fund, Ltd.-III and Subsidiary:

    In our opinion, the consolidated financial statements and the financial statement schedule listed in the index on page F-1 present fairly, in all material respects, the financial position of Krupp Realty Fund, Ltd.-III and its Subsidiary (the "Partnership") at December 31, 1998 and December 31, 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements and financial statement schedule are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 10, 1999

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997

                                                                 1998          1997
                                                              -----------   -----------
ASSETS
Multi-family apartment complexes, net of accumulated
  depreciation
  of $21,977,268 and $20,216,642, respectively (Note D).....  $ 9,784,836   $10,519,769
Cash and cash equivalents (Note C)..........................      932,065       552,221
Replacement reserve escrow (Note D).........................      160,954       177,778
Cash restricted for tenant security deposits................      229,416       202,691
Prepaid expenses and other assets...........................      614,911       595,696
Deferred expenses, net of accumulated amortization of
  $258,861 and $212,971, respectively.......................      260,723       306,613
                                                              -----------   -----------
    Total assets............................................  $11,982,905   $12,354,768
                                                              ===========   ===========

LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Mortgage notes payable (Note D)...........................  $18,726,677   $19,126,371
  Accrued expenses and other liabilities (Note E)...........      601,319       683,413
  Due to affiliates (Note G)................................      199,500            --
                                                              -----------   -----------
    Total liabilities.......................................   19,527,496    19,809,784
                                                              ===========   ===========
Commitment (Note F)
Partners' deficit (Note F):
  Investor Limited Partners (25,000 Units outstanding)......   (6,305,460)   (6,220,367)
  Original Limited Partner..................................     (909,737)     (906,151)
  General Partners..........................................     (329,394)     (328,498)
                                                              -----------   -----------
    Total Partners' deficit.................................   (7,544,591)   (7,455,016)
                                                              -----------   -----------
    Total liabilities and Partners' deficit.................  $11,982,905   $12,354,768
                                                              ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                              1998         1997         1996
                                                           ----------   ----------   ----------
Revenue:
  Rental.................................................  $7,541,280   $7,224,085   $6,568,309
  Other income...........................................      67,035       56,096       60,349
                                                           ----------   ----------   ----------
    Total revenue........................................   7,608,315    7,280,181    6,628,658
                                                           ----------   ----------   ----------
Expenses:
  Operating (Note G).....................................   2,004,219    2,041,820    1,991,923
  Maintenance............................................     591,235      578,869      556,909
  Real estate taxes......................................     559,440      539,978      504,867
  General and administrative (Note G)....................      66,012      101,687       93,995
  Management fees (Note G)...............................     376,570      357,766      326,363
  Depreciation and amortization..........................   1,806,516    1,980,892    1,866,979
  Interest (Note D)......................................   1,667,840    1,702,393    1,733,982
                                                           ----------   ----------   ----------
    Total expenses.......................................   7,071,832    7,303,405    7,075,018
                                                           ----------   ----------   ----------
Net income (loss) (Note H)...............................  $  536,483   $  (23,224)  $ (446,360)
                                                           ==========   ==========   ==========
Allocation of net income (loss)
  (Note F):
  Investor Limited Partners (25,000 Units outstanding)...  $  509,659   $  (22,063)  $ (424,042)
                                                           ==========   ==========   ==========
  Investor Limited Partners
    Per Unit.............................................  $    20.39   $     (.88)  $   (16.96)
                                                           ==========   ==========   ==========
  Original Limited Partner...............................  $   21,459   $     (929)  $       --
                                                           ==========   ==========   ==========
  General Partners.......................................  $    5,365   $     (232)  $  (22,318)
                                                           ==========   ==========   ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' DEFICIT

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                 INVESTOR     ORIGINAL                   TOTAL
                                                  LIMITED      LIMITED     GENERAL     PARTNERS'
                                                 PARTNERS      PARTNER    PARTNERS      DEFICIT
                                                -----------   ---------   ---------   -----------
Balance at
  December 31, 1995...........................  $(4,981,262)  $(871,828)  $(297,600)  $(6,150,690)

Net loss......................................     (424,042)         --     (22,318)     (446,360)
Distributions.................................     (396,500)    (16,697)     (4,174)     (417,371)
                                                -----------   ---------   ---------   -----------
Balance at
  December 31, 1996...........................   (5,801,804)   (888,525)   (324,092)   (7,014,421)
Net loss......................................      (22,063)       (929)       (232)      (23,224)
Distributions.................................     (396,500)    (16,697)     (4,174)     (417,371)
                                                -----------   ---------   ---------   -----------
Balance at
  December 31, 1997...........................   (6,220,367)   (906,151)   (328,498)   (7,455,016)
Net income (Note F)...........................      509,659      21,459       5,365       536,483
Distributions (Note F)........................     (594,752)    (25,045)     (6,261)     (626,058)
                                                -----------   ---------   ---------   -----------
Balance at
  December 31, 1998...........................  $(6,305,460)  $(909,737)  $(329,394)  $(7,544,591)
                                                ===========   =========   =========   ===========

The per Unit distribution for the years ended December 31, 1998, 1997 and 1996 were $23.79, $15.86 and $15.86, respectively, none of which represented a return of capital.

   The accompanying notes are an integral part of the consolidated financial statements.

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                1998         1997        1996
                                                             ----------   ----------   ---------
Cash flows from operating activities:
  Net income (loss)........................................  $  536,483   $  (23,224)  $(446,360)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
  Depreciation and amortization............................   1,806,516    1,980,892   1,866,979
  Interest earned on replacement reserve escrow............      (7,392)      (4,889)         --
  Changes in assets and liabilities:
  Decrease (increase) in cash restricted for tenant
    security deposits......................................     (26,725)     (18,933)     19,192
  Decrease (increase) in prepaid expenses and other
    assets.................................................     (19,215)       7,394      (6,836)
  Increase (decrease) in due to affiliates.................     199,500           --     (10,790)
  Increase (decrease) in accrued expenses and other
    liabilities............................................     (82,094)     (54,465)     39,895
                                                             ----------   ----------   ---------
    Net cash provided by operating activities..............   2,407,073    1,886,775   1,462,080
                                                             ==========   ==========   =========
Cash flows from investing activities:
  Additions to fixed assets................................  (1,025,693)    (949,541)   (996,817)
  Increase (decrease) in accrued expenses and other
    liabilities related to fixed asset additions...........          --       (9,000)      9,000
    Withdrawals from replacement reserve escrow                  86,111           --     153,250
    Deposits to replacement reserve escrow.................     (61,895)     (61,895)    (61,895)
                                                             ----------   ----------   ---------
      Net cash used in investing activities................  (1,001,477)  (1,020,436)   (896,462)
                                                             ----------   ----------   ---------
Cash flows from financing activities:
  Principal payments on mortgage notes payable.............    (399,694)    (365,482)   (334,208)
  Distributions............................................    (626,058)    (417,371)   (417,371)
                                                             ----------   ----------   ---------
    Net cash used in financing activities..................  (1,025,752)    (782,853)   (751,579)
                                                             ----------   ----------   ---------
Net increase (decrease) in cash and cash equivalents.......     379,844       83,486    (185,961)
Cash and cash equivalents, beginning of the year...........     552,221      468,735     654,696
                                                             ----------   ----------   ---------
Cash and cash equivalents, end of the year.................  $  932,065   $  552,221   $ 468,735
                                                             ==========   ==========   =========

   The accompanying notes are an integral part of the consolidated financial statements.

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. ORGANIZATION

    Krupp Realty Fund, Ltd.-III ("KRF-III") was formed on April 23, 1982 by filing a Certificate of Limited Partnership in The Commonwealth of Massachusetts. KRF-III terminates on December 31, 2020, unless earlier terminated upon the sale of the last of KRF-III's properties or the occurrence of certain other events as set forth in the Partnership Agreement.

    KRF-III issued all of the General Partner Interests to The Krupp Company, a Massachusetts limited partnership, and The Krupp Corporation, a Massachusetts corporation, in exchange for capital contributions aggregating $1,000. Except under certain limited circumstances upon termination of KRF-III, the General Partners are not required to make any additional capital contributions. KRF-III also issued all of the Original Limited Partner Interests to The Krupp Company in exchange for a capital contribution of $4,000. The Original Limited Partner is not required to make any additional capital contributions to KRF-III.

    On June 4, 1982, KRF-III commenced an offering of up to 25,000 units of Investor Limited Partner Interests (the "Units") for $1,000 per Unit. As of September 29, 1982, KRF-III received subscriptions for all 25,000 Units and therefore, the public offering was successfully completed on that date.

    In 1993, the General Partners formed Brookeville Apartments Limited Partnership ("Brookeville L.P.") as a prerequisite for the refinancing of Brookeville Apartments ("Brookeville") with the Department of Housing and Urban Development ("HUD"). At the same time, the General Partners transferred ownership of Brookeville to Brookeville L.P. The General Partner of Brookeville L.P. is the Westcop Corporation ("Westcop") and KRF-III is the Limited Partner in Brookeville L.P. Westcop has beneficially assigned its interest in Brookeville L.P. to KRF-III. KRF-III and Brookeville L.P. are collectively known as Krupp Realty Fund, Ltd.-III and Subsidiary (the "Partnership").

B. SIGNIFICANT ACCOUNTING POLICIES

    The Partnership uses the following accounting policies for financial reporting purposes, which may differ in certain respects from those used for federal income tax purposes (see Note H).

    BASIS OF PRESENTATION

    The consolidated financial statements present the consolidated assets, liabilities and operations of the Partnership. All intercompany balances and transactions have been eliminated.

    RISKS AND UNCERTAINTIES

    The Partnership invests its cash primarily in deposits and money market funds with commercial banks. The Partnership has not experienced any losses to date on its invested cash. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, contingent assets and liabilities and revenues and expenses during the reporting period. Actual results could differ from those estimates.

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

B. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    The Partnership includes all short-term investments with maturities of three months or less from the date of acquisition in cash and cash equivalents. The cash investments are recorded at cost, which approximates current market values.

RENTAL REVENUES

    Leases require the payment of rent monthly in advance. Rental revenues are recorded on the accrual basis.

DEPRECIATION

    Depreciation is provided for by the use of the straight-line method over estimated useful lives as follows:

Buildings and improvements..................................  5 to 25 years
Appliances, carpeting and equipment.........................  3 to 8 years

IMPAIRMENT OF LONG-LIVED ASSETS

    Real estate assets and equipment are stated at depreciated cost. Pursuant to Statement of Financial Accounting Standards Opinion No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", impairment losses are recorded on long-lived assets used in operations on a property by property basis, when events and circumstances indicate that the assets might be impaired and the estimated undiscounted cash flows to be generated by those assets are less than the carrying amount of those assets. Upon determination that an impairment has occurred, those assets shall be reduced to fair value.

DEFERRED EXPENSES

    Costs of obtaining and recording mortgages are amortized over the life of the related mortgage notes using the straight-line method which approximates the effective interest method.

INCOME TAXES

    The Partnership is not liable for federal or state income taxes as Partnership income or loss is allocated to the Partners for income tax purposes. In the event the Partnership's tax returns are examined by the Internal Revenue Service or state taxing authority and the examination results in a change in Partnership taxable income or loss, such change will be reported to the Partners.

DESCRIPTIVE INFORMATION ABOUT REPORTABLE SEGMENTS

    During the fourth quarter of 1998, the Partnership adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information ("Statement No. 131"). Statement No. 131 superseded FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise". Statement No. 131 establishes standards for the way that public business enterprises report information regarding

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

B. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reportable operating segments. The adoption of Statement No. 131 did not affect the results of operations or financial position of the Partnership.

    The Partnership operates and develops apartment communities which generate rental and other income through the leasing of apartment units. The General Partners separately evaluate the performance of each of the Partnership's apartment communities. However, because each of the apartment communities have similar economic characteristics, facilities, services and tenants, the apartment communities have been aggregated into a single dominant apartment communities segment.

    All revenues are from external customers and no revenues are generated from transactions with other segments. There are no tenants which contributed 10% or more of the Partnership's total revenue during 1998, 1997 or 1996.

RECLASSIFICATIONS

    Certain prior year balances have been reclassified to conform with current year consolidated financial statement presentation.

C. CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consisted of the following:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1998       1997
                                                          --------   --------
Cash and money market accounts..........................  $682,656   $402,783
Commercial paper........................................   249,409    149,438
                                                          --------   --------
                                                          $932,065   $552,221
                                                          ========   ========

    The properties owned by the Partnership are pledged as collateral for the non-recourse mortgage notes outstanding at December 31, 1998 and 1997. Mortgage notes payable consisted of the following:

                                                      PRINCIPAL            ANNUAL
                                              -------------------------   INTEREST
PROPERTY                                         1998          1997         RATE     MATURITY DATE
--------                                      -----------   -----------   --------   --------------
Brookeville Apartments......................  $ 8,428,579   $ 8,499,549     7.75%    August 1, 2028
Dorsey's Forge Apartments
  and Oakland Meadows Apartments............    4,363,601     4,502,891     9.25%       May 3, 2000
Hannibal Grove Apartments...................    5,934,497     6,123,931     9.25%       May 3, 2000
                                              -----------   -----------
Total.......................................  $18,726,677   $19,126,371
                                              ===========   ===========

D. MORTGAGE NOTES PAYABLE

BROOKEVILLE APARTMENTS

    The property is subject to a non-recourse mortgage note in the original amount of $8,755,000, payable to the Department of Housing and Urban Development ("HUD"). The mortgage note requires monthly payments of $60,600 consisting of principal and interest at the rate of 7.75% per annum. In

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

D. MORTGAGE NOTES PAYABLE (CONTINUED)
addition, the Partnership is required to fund a monthly deposit of $5,158 to an escrow account to be used for future property replacements and improvements and a mortgage insurance premium deposit equal to .5% per annum of the outstanding principal balance. The note matures on August 1, 2028. In accordance with HUD regulations, distributions are limited to the extent of Surplus Cash, as defined by the Regulatory Agreement. The mortgage note payable is collateralized by the property and may be prepaid during the five years beginning August 1, 1998, subject to an annual declining prepayment penalty of 5% to 1%, respectively. After August 1, 2003, there is no prepayment penalty.

    Based on the borrowing rates currently available to the Partnership for bank loans with similar terms and average maturities, the fair value of long-term debt is approximately $9,446,000 at December 31, 1998. At December 31, 1997, the fair market value could not be determined since the mortgage note could not be prepaid.

HANNIBAL GROVE APARTMENTS ("HANNIBAL") AND DORSEY'S FORGE AND OAKLAND MEADOWS
  APARTMENTS ("DORSEY'S")

    The properties are subject to non-recourse mortgage notes for Hannibal and Dorsey's in the original amounts of $6,800,000 and $5,000,000, respectively, payable at a rate of 9.25% per annum. Monthly principal and interest payments are $62,333 for Hannibal and $45,833 for Dorsey's. The notes mature on May 3, 2000 at which time all unpaid principal, $5,653,175 (Hannibal) and $4,156,746 (Dorsey's), and any accrued interest are due. The mortgage notes payable are collateralized by the respective properties and may be prepaid subject to a prepayment penalty. The prepayment penalty will be the greater of 1) the principal balance multiplied by the difference between 9.4301% and the yield rate on publicly traded U.S. Treasury Securities having the closest matching maturity date as reported in the Wall Street Journal, or 2) one percent of the then outstanding principal.

    Based on the borrowing rates currently available to the Partnership for bank loans with similar terms and average maturities, the fair value of long-term debt for Hannibal and Dorsey's is approximately $6,118,000 and $4,449,000, respectively at December 31, 1998. At December 31, 1997, the fair market value could not be determined since the mortgage notes could not be prepaid.

    Due to restrictions on transfers and prepayment, the Partnership may be unable to refinance certain mortgage notes payable at such calculated fair value.

    The aggregate scheduled principal amounts of long-term borrowings due during the five years ending December 31, 2003 are $437,124, $10,020,473, $89,480,
$96,667 and $104,430.

    During 1998, 1997 and 1996 the Partnership paid $1,625,506, $1,659,719 and
$1,690,992 of interest, respectively, on its mortgage notes.

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

E. ACCRUED EXPENSES AND OTHER LIABILITIES

    Accrued expenses and other liabilities consisted of the following at December 31, 1998 and 1997:

                                                            1998       1997
                                                          --------   --------
Accounts payable........................................  $  1,016   $     --
Accrued real estate taxes...............................   161,258    162,030
Other liabilities.......................................   191,934    288,703
Tenant security deposits................................   219,272    186,065
Prepaid rent............................................    27,839     46,615
                                                          --------   --------
                                                          $601,319   $683,413
                                                          ========   ========

F. PARTNERS' DEFICIT

    Under the terms of the Partnership Agreement, profits and losses from operations are allocated 95% to the Investor Limited Partners, 4% to the Original Limited Partner and 1% to the General Partners until such time that the Investor Limited Partners have received a return of their total invested capital plus a 9% per annum Cumulative Return on Investment thereon and thereafter, 65% to the Investor Limited Partners, 28% to the Original Limited Partner and 7% to the General Partners.

    Also, under the Partnership Agreement, cash distributions from operations are generally made on the same basis as the allocations of profits and losses described above. Net cash proceeds, as determined by the General Partners, resulting from transactions such as refinancing or sale of a property, are to be distributed as follows: 1) to the Investor Limited Partners until they have received a return of their total Invested Capital; 2) to the Investor Limited Partners until they have received an amount equal to their Cumulative Return on Investment in respect of all fiscal years of the Partnership; 3) to the Original Limited Partner and General Partners until they have received a return of their total Invested Capital; 4) to an unaffiliated brokerage firm to the extent of any subordinated Financial Consulting Fee then due, and; 5) any remaining Cash Proceeds shall be distributed 65% to the Investor Limited Partners, 28% to the Original Limited Partner and 7% to the General Partners. Notwithstanding anything above, the General Partners shall, under all circumstances, receive at least 1% of all distributions of net cash proceeds from a capital transaction.

    Per the Partnership Agreement, profits from capital transactions are to be allocated to the extent of cash distributions described above, first to the Investor Limited Partners until they have received a return of their total Invested Capital. Losses from capital transactions are to be allocated to the extent of cash distributions described above, first to the Investor Limited Partners until they have received a return of their total Invested Capital plus their Cumulative Return on Investment. Thereafter, profits and losses from capital transactions are to be allocated in accordance with the Partnership Agreement. Notwithstanding anything above, the General Partners shall be allocated, under all circumstances, at least 1% of all profits and losses from capital transactions.

    For income tax purposes, the allocation of Partnership items is determined according to the Partnership Agreement, to the extent that each allocation has "substantial economic effect" pursuant to the Internal Revenue Code, Section
704. In the event that an allocation does not meet these statutory requirements, Partnership items will be reallocated according to these provisions. For 1996, reallocation was necessary. The consolidated financial statements presented herein reflect the allocation of net loss in accordance with the rules of the Internal Revenue Code for the year ended December 31, 1996.

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

F. PARTNERS' DEFICIT (CONTINUED)
    As of December 31, 1998, the following cumulative partner contributions and allocations have been made since the inception of the Partnership:

                                                 INVESTOR     ORIGINAL
                                                  LIMITED      LIMITED     GENERAL
                                                 PARTNERS      PARTNER    PARTNERS       TOTAL
                                                -----------   ---------   ---------   -----------
Capital contributions.........................  $25,000,000   $   4,000   $   1,000   $25,005,000
Syndication costs.............................   (3,486,600)         --          --    (3,486,600)
Cash distributions from operations............  (10,706,873)   (450,813)   (112,701)  (11,270,387)
Cash distributions from refinancing
  proceeds....................................   (5,173,000)         --     (52,252)   (5,225,252)
Net loss from operations......................  (21,341,654)   (858,825)   (264,417)  (22,464,896)
Net income from capital transaction...........    9,402,667     395,901      98,976     9,897,544
                                                -----------   ---------   ---------   -----------
Balance at December 31, 1998..................  $(6,305,460)  $(909,737)  $(329,394)  $(7,544,591)
                                                ===========   =========   =========   ===========

G. RELATED PARTY TRANSACTIONS

    The Partnership pays property management fees to an affiliate of the General Partners for management services. Pursuant to the management agreements, management fees are payable monthly at a rate of 5% of the gross receipts from the properties under management. The Partnership also reimburses affiliates of the General Partners for certain expenses incurred in connection with the operation of the Partnership and its properties, including administrative expenses.

    Amounts paid to the General Partners' affiliates during the years ended December 31, 1998, 1997 and 1996 were as follows:

                                                  1998       1997       1996
                                                --------   --------   --------
Property management fees......................  $376,570   $357,766   $326,363
Expense reimbursements........................   163,891    179,032    173,132
                                                --------   --------   --------
Charged to operations.........................  $540,461   $536,798   $499,495
                                                ========   ========   ========

    Due to affiliates consisted of expense reimbursements of $199,500 at December 31, 1998.

H. FEDERAL INCOME TAXES

    For federal income tax purposes, the Partnership is depreciating property under the Accelerated Cost Recovery System ("ACRS") and the Modified Accelerated Cost Recovery System ("MACRS"), depending on which is applicable.

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

H. FEDERAL INCOME TAXES (CONTINUED)
    The reconciliation of the net income (loss) reported in the accompanying Consolidated Statement of Operations with the net loss reported in the Partnership's 1998, 1997 and 1996 federal income tax returns is as follows:

                                                 1998        1997       1996
                                              ----------   --------   ---------
Net income (loss) per Consolidated
Statement of Operations.....................  $  536,483   $(23,224)  $(446,360)
Difference in book to tax depreciation and
  amortization..............................   1,164,574    557,885     221,435
                                              ----------   --------   ---------
Net income (loss) for federal income tax
  purposes..................................  $1,701,057   $534,661   $(224,925)
                                              ==========   ========   =========

    The allocation of the net income for federal income tax purposes for the year ended December 31, 1998 is as follows:

                                              PORTFOLIO    PASSIVE
                                               INCOME       INCOME       TOTAL
                                              ---------   ----------   ----------
Investor Limited Partners...................   $63,141    $1,552,863   $1,616,004
Original Limited Partner....................     2,658        65,384       68,042
General Partners............................       665        16,346       17,011
                                               -------    ----------   ----------
                                               $66,464    $1,634,593   $1,701,057
                                               =======    ==========   ==========

    During the years ended December 31, 1998, 1997 and 1996 the per Unit net income (loss) to the Investor Limited Partners for federal income tax purposes was $64.64, $21.17 and $(8.55), respectively.

    The basis of the Partnership's assets for financial reporting purposes exceeds its tax basis by approximately $2,288,000 and $3,451,000 at December 31, 1998 and 1997, respectively. The tax and book basis of the Partnership's liabilities are the same.

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

             SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1998

                                                                                   COSTS CAPITALIZED
                                              INITIAL COSTS TO PARTNERSHIP     SUBSEQUENT TO ACQUISITION
                                              ----------------------------   -----------------------------
                                                             BUILDINGS AND   BUILDINGS AND    DEPRECIABLE
DESCRIPTION                    ENCUMBRANCES       LAND       IMPROVEMENTS    IMPROVEMENTS        LIFE
-----------                    ------------   ------------   -------------   -------------   -------------
Brookeville Apartments
Columbus, OH.................  $ 8,428,579     $  623,126     $ 8,312,134     $ 4,158,128    3 to 25 years

Hannibal Grove Apartments
Columbia, MD.................    5,934,497        518,519       6,883,945       4,198,244    3 to 25 years

Dorsey's Forge & Oakland
  Meadows Apartments
Columbia, MD.................    4,363,601        340,956       4,521,895       2,205,157    3 to 25 years
                               -----------     ----------     -----------     -----------
  Total......................  $18,726,677     $1,482,601     $19,717,974     $10,561,529
                               ===========     ==========     ===========     ===========

                                 GROSS AMOUNTS CARRIED AT
                                       END OF YEAR
                                --------------------------                                               YEAR
                                             BUILDINGS AND                 ACCUMULATED      YEAR     CONSTRUCTION
DESCRIPTION                        LAND      IMPROVEMENTS       TOTAL      DEPRECIATION   ACQUIRED    COMPLETED
-----------                     ----------   -------------   -----------   ------------   --------   ------------
Brookeville Apartments
Columbus, OH..................  $  623,126    $12,470,262    $13,093,388   $ 9,015,376      1983         1975

Hannibal Grove Apartments
Columbia, MD..................     518,519     11,082,189     11,600,708     8,213,191      1983         1970

Dorsey's Forge & Oakland
  Meadows Apartments
Columbia, MD..................     340,956      6,727,052      7,068,008     4,748,701      1983         1970
                                ----------    -----------    -----------   -----------
  Total.......................  $1,482,601    $30,279,503    $31,762,104   $21,977,268
                                ==========    ===========    ===========   ===========

    Reconciliation of Real Estate and Accumulated Depreciation for each of the three years in the period ended December 31, 1998:

REAL ESTATE                                1998          1997          1996
-----------                             -----------   -----------   -----------
Balance at beginning of year..........  $30,736,411   $29,786,870   $28,790,053
Acquisition and improvements..........    1,025,693       949,541       996,817
                                        -----------   -----------   -----------
Balance at end of year................  $31,762,104   $30,736,411   $29,786,870
                                        ===========   ===========   ===========

ACCUMULATED DEPRECIATION                   1998          1997          1996
------------------------                -----------   -----------   -----------
Balance at beginning of year..........  $20,216,642   $18,281,640   $16,460,550
Depreciation expense..................    1,760,626     1,935,002     1,821,090
                                        -----------   -----------   -----------
Balance at end of year................  $21,977,268   $20,216,642   $18,281,640
                                        ===========   ===========   ===========

Note: The Partnership uses the cost basis for property valuation for both income tax and financial statement purposes. The aggregate cost for federal income tax purposes at December 31, 1998 is $31,775,676, and the aggregate accumulated depreciation for federal income tax purposes is $24,267,669.

        INDEX TO CONSOLIDATED QUARTERLY (UNAUDITED) FINANCIAL STATEMENTS

                                                                    PAGE
                                                                    ----
Consolidated Balance Sheets at September 30, 1999
  (unaudited) and December 31, 1998.........................               F-16

Consolidated Statements of Operations (unaudited) for the
  three months ended
  September 30, 1999 and September 30, 1998; and for the
  nine months ended September 30, 1999 and September 30,
  1998......................................................               F-17

Consolidated Statements of Cash Flows (unaudited) for the
  nine months ended
  September 30, 1999 and September 30, 1998.................               F-18

Notes to Consolidated Financial Statements (unaudited)......          F-19-F-20

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................          F-21-F-22

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
                                                               (UNAUDITED)
                                          ASSETS
Multi-family apartment complexes, net of accumulated
  depreciation
  of $23,243,661 and $21,977,268, respectively..............   $ 9,277,242    $ 9,784,836
Cash and cash equivalents...................................       435,454        932,065
Replacement reserve escrow..................................       211,780        160,954
Cash restricted for tenant security deposits................       234,386        229,416
Prepaid expenses and other assets...........................       763,499        614,911
Deferred expenses, net of accumulated amortization of
  $293,278 and $258,861, respectively.......................       226,306        260,723
                                                               -----------    -----------
    Total assets............................................   $11,148,667    $11,982,905
                                                               ===========    ===========

                            LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Mortgage notes payable....................................   $18,402,530    $18,726,677
  Accrued expenses and other liabilities....................       686,263        601,319
  Due to affiliates (Note 3)................................            --        199,500
                                                               -----------    -----------
    Total liabilities.......................................    19,088,793     19,527,496
                                                               -----------    -----------
Partners' deficit (Note 2):
  Investor Limited Partners (25,000 Units outstanding)......    (6,681,218)    (6,305,460)
  Original Limited Partner..................................      (925,558)      (909,737)
  General Partners..........................................      (333,350)      (329,394)
                                                               -----------    -----------
    Total Partners' deficit.................................    (7,940,126)    (7,544,591)
                                                               -----------    -----------
    Total liabilities and Partners' deficit.................    11,148,667     11,982,905
                                                               ===========    ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                 FOR THE THREE MONTHS       FOR THE NINE MONTHS
                                                  ENDED SEPTEMBER 30,       ENDED SEPTEMBER 30,
                                                -----------------------   -----------------------
                                                   1999         1998         1999         1998
                                                ----------   ----------   ----------   ----------
Revenue:
  Rental......................................  $2,004,789   $1,878,976   $5,828,192   $5,625,386
  Other income................................      12,636       19,141       44,326       49,554
                                                ----------   ----------   ----------   ----------
    Total revenue.............................   2,017,425    1,898,117    5,872,518    5,674,940
                                                ----------   ----------   ----------   ----------
Expenses:
  Operating (Note 3)..........................     551,992      479,416    1,604,862    1,493,016
  Maintenance.................................     165,240      178,257      475,110      415,508
  Real estate taxes...........................     136,443      139,657      421,254      416,842
  General and administrative (Note 3).........      19,357       16,649      114,705       52,837
  Management fees (Note 3)....................      97,416       94,529      289,737      281,469
  Depreciation and amortization...............     444,333      507,842    1,300,811    1,327,983
  Interest....................................     406,315      415,868    1,226,792    1,254,318
                                                ----------   ----------   ----------   ----------
    Total expenses............................   1,821,096    1,832,218    5,433,271    5,241,973
                                                ----------   ----------   ----------   ----------
Net income....................................  $  196,329   $   65,899   $  439,247   $  432,967
                                                ==========   ==========   ==========   ==========
Allocation of net income (Note 2):
  Investor Limited Partners
    (25,000 Units outstanding)................  $  186,513   $   62,603   $  417,285   $  411,318
                                                ==========   ==========   ==========   ==========
  Investor Limited Partners Per Unit..........  $     7.46   $     2.50   $    16.69   $    16.45
                                                ==========   ==========   ==========   ==========
  Original Limited Partner....................  $    7,853   $    2,636   $   17,570   $   17,319
                                                ==========   ==========   ==========   ==========
  General Partners............................  $    1,963   $      660   $    4,392   $    4,330
                                                ==========   ==========   ==========   ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                FOR THE NINE MONTHS
                                                                ENDED SEPTEMBER 30,
                                                              ------------------------
                                                                 1999          1998
                                                              -----------   ----------
Cash flows from operating activities:
  Net income................................................  $   439,247   $  432,967
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................    1,300,811    1,327,983
    Interest earned on replacement reserve escrow...........       (4,405)      (2,624)
    Changes in assets and liabilities:
      Increase in cash restricted for tenant security
        deposits............................................       (4,970)      (4,696)
      Increase in prepaid expenses and other assets.........     (148,588)     (22,228)
      Decrease in due to affiliates.........................     (199,500)          --
      Increase (decrease) in accrued expenses and other
        liabilities.........................................       84,944      (75,769)
                                                              -----------   ----------
        Net cash provided by operating activities...........    1,467,539    1,655,633
                                                              -----------   ----------
Cash flows from investing activities:
  Additions to fixed assets.................................     (758,800)    (738,948)
  Deposits to replacement reserve escrow....................      (46,421)     (46,421)
  Withdrawals from replacement reserve escrow...............           --       86,111
                                                              -----------   ----------
        Net cash used in investing activities...............     (805,221)    (699,258)
                                                              -----------   ----------
Cash flows from financing activities:
  Distributions.............................................     (834,782)    (626,058)
  Principal payments on mortgage notes payable..............     (324,147)    (296,392)
                                                              -----------   ----------
        Net cash used in financing activities...............   (1,158,929)    (922,450)
                                                              -----------   ----------
Net (decrease)increase in cash and cash equivalents.........     (496,611)      33,925
Cash and cash equivalents, beginning of period..............      932,065      552,221
                                                              -----------   ----------
Cash and cash equivalents, end of period....................  $   435,454   $  586,146
                                                              ===========   ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ACCOUNTING POLICIES

    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this report on Form 10-Q pursuant to the Rules and Regulations of the Securities and Exchange Commission. In the opinion of the General Partners of Krupp Realty Fund, Ltd.-III and Subsidiary (the "Partnership"), the disclosures contained in this report are adequate to make the information presented not misleading. See Notes to Consolidated Financial Statements included in the Partnership's Annual Report on Form 10-K for the year ended December 31, 1998 for additional information relevant to significant accounting policies followed by the Partnership.

    In the opinion of the General Partners of the Partnership, the accompanying unaudited consolidated financial statements reflect all adjustments (consisting of only normal recurring accruals) necessary to present fairly the Partnership's consolidated financial position as of September 30, 1999, its results of operations for the three and nine months ended September 30, 1999 and 1998, and its cash flows for nine months ended September 30, 1999 and 1998. Certain prior period balances have been reclassified to conform with current period consolidated financial statement presentation.

    The results of operations for the three and nine months ended September 30, 1999 are not necessarily indicative of the results which may be expected for the full year. See Management's Discussion and Analysis of Financial Condition and Results of Operations included in this report.

(2) CHANGES IN PARTNERS' DEFICIT

    A summary of changes in Partners' deficit for the nine months ended September 30, 1999 is as follows:

                                                       INVESTOR
                                                -----------------------   ORIGINAL       TOTAL
                                                  LIMITED      LIMITED     GENERAL     PARTNERS'
                                                 PARTNERS      PARTNER    PARTNERS      DEFICIT
                                                -----------   ---------   ---------   -----------
Balance at December 31, 1998..................  $(6,305,460)  $(909,737)  $(329,394)  $(7,544,591)
Net income....................................      417,285      17,570       4,392       439,247
Distributions.................................     (793,043)    (33,391)     (8,348)     (834,782)
                                                -----------   ---------   ---------   -----------
Balance at September 30, 1999.................  $(6,681,218)  $(925,558)  $(333,350)  $(7,940,126)
                                                ===========   =========   =========   ===========

(3) RELATED PARTY TRANSACTIONS

    The Partnership pays property management fees to an affiliate of the General Partners for management services. Pursuant to the management agreements, management fees are payable monthly at a rate of 5% of the gross receipts from the properties under management. The Partnership also reimburses affiliates of the General Partners for certain expenses incurred in connection with the operation of the Partnership and its properties, including administrative expenses.

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

(3) RELATED PARTY TRANSACTIONS (CONTINUED)
    Amounts accrued or paid to the General Partners' affiliates were as follows:

                                                  FOR THE THREE MONTHS       FOR THE NINE MONTHS
                                                   ENDED SEPTEMBER 30,       ENDED SEPTEMBER 30,
                                                 -----------------------   -----------------------
                                                   1999           1998       1999           1998
                                                 --------       --------   --------       --------
Property management fees.......................  $ 97,416       $ 94,529   $289,737       $281,469
Expense reimbursements.........................    40,702         41,522    124,941        102,989
                                                 --------       --------   --------       --------
  Charged to operations........................  $138,118       $136,051   $414,678       $384,458
                                                 ========       ========   ========       ========

    Expense reimbursements of $25,580 are included in prepaid expenses and other assets at September 30, 1999 and $199,500 are included in due to affiliates at December 31, 1998.

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements including those concerning Management's expectations regarding the future financial performance and future events. These forward-looking statements involve significant risk and uncertainties, including those described herein. Actual results may differ materially from those anticipated by such forward-looking statements.

LIQUIDITY AND CAPITAL RESOURCES

    The Partnership's ability to generate cash adequate to meet its needs is dependent primarily upon the operations of its real estate investments. Such ability is also dependent upon the future availability of bank borrowings and the potential refinancing and sale of the Partnership's remaining real estate investments. These sources of liquidity will be used by the Partnership for payment of expenses related to real estate operations, capital expenditures, debt service and expenses. Cash Flow, if any, as calculated under Section 8.2(a) of the Partnership Agreement, will then be available for distribution to the Partners.

    The General Partners, on an ongoing basis, assess the current and future liquidity needs in determining the levels of working capital reserves the Partnership should maintain. Adjustments to distributions are made when appropriate to reflect such assessments. The current annual distribution rate is $31.72 per Unit, and is paid semiannually in February and August.

    In the third quarter of 1999, occupancy rates for the Partnership's properties ("Properties") remained below the historically high levels achieved in 1998 of between 99% and 100% as of December 31, 1998 with rates of approximately 98% (in the case of the Hannibal Grove Apartments), 97% (in the case of the Brookeville Apartments) and 98% (in the case of the Dorsey's Forge Apartments) as of September 30, 1999.

    In March 1999, the Property Manager prepared a five year capital improvement plan (the "Capital Plan") setting forth capital improvements that it believes a third party purchaser of the Properties would regard as necessary to maintain the Properties' current occupancy and rent levels (subject to inflationary increases), in light of the increased competition in the markets served by the Partnership. The aggregate cost of implementing the five year Capital Plan is estimated to be approximately $10,000,000.

    The General Partners are in the process of finalizing the Capital Plan, which may not be practicable for the Partnership to implement promptly and fully because of the possible need for additional investment of capital, additional borrowings and/or the discontinuation of future cash distributions from the Partnership. However, the General Partners believe additional capital improvements will be needed in the future and may be over and above historical levels.

YEAR 2000

    The General Partners of the Partnership conducted an assessment of the Partnership's core internal and external computer information systems and have taken the necessary steps to understand the nature and extent of the work required to make its systems Year 2000 ready in those situations in which it is required to do so. The Year 2000 readiness issue concerns the inability of computerized information systems to accurately calculate, store or use a date after 1999. This could result in a system failure or miscalculations causing disruptions of operations. The Year 2000 issue affects virtually all companies and organizations.

    In this regard, the General Partners of the Partnership, along with certain affiliates, began a computer systems project in 1997 to significantly upgrade its existing hardware and software. The

                   KRUPP REALTY FUND, LTD.-III AND SUBSIDIARY

General Partners completed the testing and conversion of the financial accounting operating systems in February 1998. As a result, the General Partners have generated operating efficiencies and believe their financial accounting operating systems are Year 2000 ready. The General Partners incurred hardware costs as well as consulting and other expenses related to the infrastructure and facilities enhancements necessary to complete the upgrade and prepare for the Year 2000. There are no other significant internal systems or software that the Partnership is using at the present time.

    The General Partners of the Partnership have evaluated Year 2000 compliance issues with respect to its non-financial systems, such as computer controlled elevators, boilers, chillers and other miscellaneous systems. The General Partners do not anticipate any problems in its non-financial systems.

    The General Partners of the Partnership surveyed the Partnership's material third-party service providers (including but not limited to its banks and telecommunications providers) and significant vendors and received assurances that such providers and vendors are to be Year 2000 ready. The General Partners do not anticipate any problems with such providers and vendors that would materially impact its results of operations, liquidity or capital resources.

    In addition, the Partnership is also subject to external forces that might generally affect industry and commerce, such as utility and transportation company Year 2000 readiness failures and related service interruptions. However, the General Partners do not anticipate these would materially impact its results of operations, liquidity or capital resources.

    To date, the Partnership has not incurred, and does not expect to incur, any significant cost associated with being Year 2000 ready.

OPERATIONS

    Net income increased for the three and nine months ended September 30, 1999, as compared to the three and nine months ended September 30, 1998, as expenses for the three months ended September 30, 1999 remained relatively stable while total revenue for the period increased and the increase in expenses for the nine months ended September 30, 1999 was less than the increase in total revenue for the period.

    Total revenue increased for the three and nine months ended September 30, 1999, as compared to the three and nine months ended September 30, 1998, primarily due to rental rate increases implemented at all the Partnership's properties.

    Total expenses remained stable for the three months ended September 30, 1999, as compared to the same period in 1998 as increases in operating expenses were offset by decreases in depreciation and amortization. Operating expense increased in 1999 as a result of an increase in workmen's compensation expense due to an adjustment to the workmen's compensation reserve in 1998 as well as increases in utility expenses. Depreciation and amortization expense decreased as previously purchased fixed assets became fully depreciated.

    Total expenses increased for the nine months ended September 30, 1999 as compared to the same period in 1998 as a result of increases in operating, general and administration and maintenance expenses. Operating expense increased in 1999 as a result of an increase in workmen's compensation expense due to an adjustment to the workmen's compensation reserve in 1998 as well as increases in payroll and utility expenses. General and administrative expenses increased as a result of increases in legal costs primarily associated with the Partnership's response to the tender offer made by Madison Liquidity Investors 104, LLC to purchase Partnership units during the second quarter. Maintenance increased due to increases in snow removal expenses at all properties during the first quarter, increases in landscaping expenses at Dorsey's Forge and Brookeville and increases in plumbing expenses at Dorsey's Forge and Hannibal Grove.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered
into as of             , 2000 by and between KRF3 Acquisition Company, L.L.C., a
Delaware limited liability company (the "Company" or, after the Effective Time (as defined in Article V hereof), the "Surviving Entity"), and Krupp Realty Fund, Ltd.-III, a Massachusetts limited partnership (the "Partnership").

                              W I T N E S S E T H:

    WHEREAS, the Company is a limited liability company duly formed and validly existing under the laws of the State of Delaware;

    WHEREAS, the Partnership is a limited partnership duly formed and validly existing under the laws of the Commonwealth of Massachusetts;

    WHEREAS, the Massachusetts Revised Uniform Limited Partnership Act, Mass. Gen. Laws Ann. ch. 109, (Section) 1-62 (the "Massachusetts LP Act"), and the Delaware Limited Liability Company Act, 6 Del. C. (Section)18-101 et seq. (the "Delaware LLC Act"), each permits a limited partnership formed and existing under the Massachusetts LP Act to merge with and into a limited liability company formed and existing under the Delaware LLC Act;

    WHEREAS, the members of the Company have authorized and the general partners and limited partners of the Partnership have duly authorized the merger of the Partnership with and into the Company pursuant to the terms of this Agreement; and

    WHEREAS, the holders of limited partnership interests of Fund III have approved an amendment to the Amended Agreement of Limited Partnership, dated June 1, 1982, authorizing the Partnership to enter into this Agreement;

    NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed that, in accordance with the applicable statutes of the State of Delaware and the Commonwealth of Massachusetts, and subject to the conditions precedent contained herein, the Partnership shall be at the Effective Time, merged with and into the Company (the "Merger"), with the Company to be the Surviving Entity. The mode of carrying the Merger into effect shall be as follows:

                                       I.
                                     MERGER

    At the Effective Time, the Partnership shall be merged with and into the Company, the separate existence of the Partnership shall cease, the Company shall continue in existence and the Merger shall in all respects have the effects provided for by the Massachusetts LP Act and the Delaware LLC Act.

    Prior to the Effective Time, the Company and the Partnership shall take all such action as shall be necessary or appropriate in order to effectuate the Merger. If at any time after the Effective Time, the Company shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to carry out the provisions hereof, the proper members, managers, officers or other agents of the Company, as authorized agents and attorneys-in-fact for the Partnership (and acting in the name of the Company or the Partnership), shall execute and deliver any and all proper deeds, assignments, and assurances in law, and do all such additional things necessary or proper to carry out the provisions hereof.

                                      II.
                              TERMS OF TRANSACTION

    At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, (i) the partnership interests in the Partnership outstanding immediately prior to the Effective Time, held by (a) the general partners of the Partnership (the "General Partners"), (b) the "Original Limited Partners" (as defined in the Partnership's Amended Agreement of Limited Partnership, dated as of June 1, 1982, as amended from time to time (the "Partnership Agreement")) and (c) the limited partners of the Partnership who are, at the Effective Time, directly or indirectly controlling, controlled by or under common control with the Company, Equity Resources Group Incorporated or the General Partners ("the Affiliate Limited Partners"), shall be canceled and retired and shall cease to exist, (ii) the partnership interests of limited partners of the Partnership who are not Affiliate Limited Partners (the "Unaffiliated Limited Partners") outstanding immediately prior to the Effective Time shall be canceled and converted into and represent the right to receive in exchange therefor $600 per "Unit" (as defined in the Partnership Agreement), without interest thereon, payable by the Surviving Entity to the holder of such Unit (as reflected on the records of the Partnership at the Effective Time) upon receipt by the Surviving Entity of the Proof of Ownership Form hereto, a Substitute Form W-9 and any other additional documentation necessary or desirable to complete the conversion of the Units required which the Surviving Entity shall reasonably request from the holder, (iii) the limited liability company interests held by the members of the Company outstanding immediately prior to the Effective Time shall remain the outstanding limited liability company interests of such members of the Company, and such members shall continue as the members of the Surviving Entity.

    Neither the Surviving Entity nor any other party hereto shall be liable to a holder of Units for any payments made to a public official pursuant to applicable abandoned property laws. The Surviving Company shall be entitled to deduct and withhold from the amounts otherwise payable to a holder of Units pursuant to the Merger any taxes or other amounts as are required by applicable law, including without limitation Sections 3406 and 1445 of the Internal Revenue Code of 1986, as amended. To the extent that amounts are so withheld by the Surviving Entity, they shall be treated for all purposes of this Agreement as having been paid to the holder of the Units in respect of which such deduction and withholding was made.

    After the Effective Time, the transfer books of the Partnership shall be closed and there shall be no further registration of transfers on the records of the Partnership of the Units that were outstanding immediately prior to the Effective Time. As of the Effective Time, each holder of a Unit which was converted into the right to receive cash pursuant to Article II hereof shall be deemed to have withdrawn as a limited partner and shall have no further interest in the Partnership or the Surviving Entity or any allocations or distributions of income, property or otherwise, other than the right to receive the amount as provided in this Article II.

    No appraisal rights shall be available to holders of Units in connection with the Merger.

                                      III.
                          CERTIFICATE OF FORMATION AND
                      LIMITED LIABILITY COMPANY AGREEMENT

    From and after the Effective Time, and until thereafter amended as provided by law, the Certificate of Formation and Limited Liability Company Agreement of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Formation and Limited Liability Company Agreement of the Surviving Entity.

                                      IV.
                             MANAGERS AND OFFICERS

    From and after the Effective Time, and until their successors are duly elected or appointed, or until their earlier death, resignation or removal, the managers and officers of the Surviving Entity shall be the same as the managers and officers of the Company immediately prior to the Effective Time.

                                       V.
                                 EFFECTIVE TIME

    Certificates of merger evidencing the Merger ("Certificates of Merger") substantially in the form of Exhibit A attached hereto shall be filed by the General Partners and the Company with the Secretary of State of the State of Delaware and the Secretary of State of the Commonwealth of Massachusetts pursuant to the applicable requirements of the Delaware LLC Act and the Massachusetts LP Act. The Merger shall become effective upon the later of the filing of the Certificates of Merger with the Secretary of State of the Commonwealth of Massachusetts and the Secretary of State of the State of Delaware or such other time as shall be agreed by the parties and set forth in the Certificates of Merger and in accordance with the Massachusetts LP Act and the Delaware LLC Act (such time of effectiveness, the "Effective Time").

                                      VI.
                                  TERMINATION

    This Agreement may be terminated at any time prior to the Effective Time:

    (i) by mutual written consent of the Company and the General Partners;

    (ii) by either the Company or the General Partners if the Merger shall not
have been consummated by [            ]; provided, however, that the right to
terminate this Agreement pursuant to this clause (ii) of Article VI shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date.

    In the event of a termination of this Agreement by either the Company or the General Partners, as provided in this Article VI, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company or the General Partners or their respective managers or officers, except with respect to Article IX and this second paragraph of Article VI. Nothing herein shall relieve any party of liability with respect to any fraud or intentional breach by any party hereto of this Agreement.

                                      VII.
                                   AMENDMENTS

    At any time prior to the Effective Time, the Company and the General Partners may amend, modify or supplement this Agreement in such manner as they jointly may determine; provided, however, that, such amendment must be executed in writing by all parties hereto and provided further, that no such amendment, modification, or supplement shall reduce the amount or change the type of consideration into which each Unit shall be converted upon consummation of the Merger or alter or change any term of the Certificate of Formation or Limited Liability Company Agreement of the Surviving Entity.

                                     VIII.
                    CONDITIONS TO CONSUMMATION OF THE MERGER

    The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (i) this Agreement shall have been approved and adopted by the partners of the Partnership in accordance with the Massachusetts LP Act and the Partnership Agreement;

    (ii) this Agreement shall have been approved and adopted by the members of the Company in accordance with the Delaware LLC Act and the Limited Liability Company Agreement of the Company;

    (iii) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, promulgated or enforced by any governmental entity, and no action, suit, claim or legal, administrative or arbitral proceeding or investigation shall be pending before any governmental entity which seeks to prohibit, restrain, enjoin or restrict the consummation of the transactions contemplated by this Agreement or which seeks to subject any party to substantial damages as a result of the consummation of the transactions contemplated by this Agreement;

    (iv) each of the parties shall have obtained the consent, approval or waiver of each non-governmental person whose consent, approval or waiver shall be required in order for such party to consummate the transactions contemplated by this Agreement;

    (v) since June 30, 1999, no change or event shall have occurred which has had or could reasonably be expected to result in a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means any change, event or effect (a) in, on or relating to the business of the Partnership that is, or is reasonably likely to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise), prospects or results of operations of the Partnership and its subsidiaries taken as a whole, or (b) that may prevent or materially delay the performance of this Agreement by the Company or the Partnership or the consummation of the transactions contemplated hereby.

                                      IX.
                                 GOVERNING LAW

    This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                                       X.
                                 MISCELLANEOUS

    This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

    IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

                                                       KRF3 ACQUISITION COMPANY, L.L.C.

                                                       By:  KRF Company, L.L.C.,
                                                            its managing member

                                                       By:  The Krupp Family Limited Partnership-94,
                                                            its sole member

                                                       By:
                                                            -----------------------------------------
                                                                          Douglas Krupp
                                                                         GENERAL PARTNER

                                                       KRUPP REALTY FUND, LTD.-III

                                                       By:  The Krupp Corporation,
                                                            its general partner

                                                       By:
                                                            -----------------------------------------
                                                                          Douglas Krupp
                                                              CO-CHAIRMAN OF THE BOARD OF DIRECTORS

                                                                       EXHIBIT A

                             CERTIFICATE OF MERGER
                                    MERGING
                         KRUPP REALTY FUND, LTD. - III
                                      INTO
                        KRF3 ACQUISITION COMPANY, L.L.C.

    The undersigned, being respectively, an authorized person of KRF3 Acquisition Company, L.L.C., a Delaware limited liability company and the general partners of Krupp Realty Fund, Ltd. - III, a Massachusetts limited partnership, do hereby certify for and on behalf of such entities.

    FIRST: The name and jurisdiction of formation of each of the constituent entities in the merger are as follows:

NAME                                   JURISDICTION OF FORMATION
----                                   -------------------------
Krupp Realty Fund, Ltd. - III          Massachusetts

KRF3 Acquisition Company, L.L.C.       Delaware

    SECOND: An Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and/or acknowledged by each of the constituent entities in accordance with the requirements of Section 16A of the Massachusetts Revised Uniform Limited Partnership Act and Section 18-209 of the Delaware Limited Liability Company Act.

    THIRD: The name of the surviving limited liability company is KRF3 Acquisition Company, L.L.C.

    FOURTH: The merger shall be effective at 5:00 p.m. on the date on which the latter of (a) the filing of this Certificate of Merger in the Office of the Secretary of State of the State of Delaware and (b) the filing of this Certificate of Merger in the Office of the Secretary of State of the Commonwealth of Massachusetts, occurs.

    FIFTH: The executed Agreement and Plan of Merger is on file at a place of business of the surviving limited liability company. The address of such place of business is: KRF3 Acquisition Company, L.L.C., One Beacon Street, Suite 1500, Boston, Massachusetts 02108.

    SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving limited liability company, on request and without cost, to any partner of the constituent limited partnership and any member of the constituent limited liability company.

    SEVENTH: The surviving limited liability company shall accept service of process at its offices at One Beacon Street, Suite 1500, Boston, Massachusetts 02108.

    IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of
Merger as of             , 2000.

                                                       KRF3 ACQUISITION COMPANY, L.L.C.

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                                                      APPENDIX B

                  AMENDMENT NO. 1 TO THE AMENDED AGREEMENT OF
              LIMITED PARTNERSHIP OF KRUPP REALTY FUND, LTD. - III

    THIS AMENDMENT NO. 1 TO THE AMENDED AGREEMENT OF LIMITED PARTNERSHIP, dated as of June 1, 1982 (the "Partnership Agreement"), OF KRUPP REALTY FUND, LTD. - III, a Massachusetts limited partnership (the "Partnership"), by and among The Krupp Corporation, a Massachusetts corporation, and The Krupp Company Limited Partnership - II, a Massachusetts limited partnership, as General Partners (together, the "General Partners"), The Krupp Company Limited Partnership-II, as the Original Limited Partner, and those persons admitted to the Partnership as Investor Limited Partners and providing their Consent hereto is made as of , 2000, in accordance with the procedures of Section 14(a) of the Partnership Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Partnership Agreement.

    1. The Partnership Agreement is amended by adding the following prior to the last sentence of Section 6.2(b) thereof and to Section 6.6 at the conclusion thereof:

    Notwithstanding the foregoing or any other provision contained in the Partnership Agreement, at any time after February 1, 2000, the Partnership may, among other items, enter into, consummate and perform its obligations under a merger agreement with an Affiliate of the General Partner substantially in the form of the agreement previously delivered to Investor Limited Partners pursuant to a Proxy Statement and provided that such merger agreement is executed prior to August 1, 2000.

    2. In all other respects the Partnership Agreement shall remain in full force and effect in accordance with its terms.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized persons as of the date first above written.

                                                       THE KRUPP CORPORATION,
                                                       GENERAL PARTNER

                                                       By:
                                                            -----------------------------------------
                                                            Name: Douglas Krupp
                                                            Title: CO-CHAIRMAN OF THE BOARD
                                                                 OF DIRECTORS

                                                       THE KRUPP COMPANY LIMITED PARTNERSHIP-II,
                                                       GENERAL PARTNER AND ORIGINAL LIMITED PARTNER

                                                       By:  The Krupp Corporation,
                                                            GENERAL PARTNER

                                                       By:
                                                            -----------------------------------------
                                                            Name: Douglas Krupp
                                                            Title: CO-CHAIRMAN OF THE BOARD
                                                                 OF DIRECTORS

                                                                      APPENDIX C

FORM OF PROXY CARD
                          KRUPP REALTY FUND, LTD.-III
                               ONE BEACON STREET
                                   SUITE 1500
                          BOSTON, MASSACHUSETTS 02108

Solicited by the General Partners for the Special Meeting of Unitholders to be
held on       , 2000

    The undersigned hereby appoints       , or any of them, each with full power
of substitution, as proxies or proxy of the undersigned and hereby authorizes them to represent and vote as designated below all investor limited partnership units of Krupp Realty Fund, Ltd.--III Units (the "Partnership") held of record
by the undersigned at the close of business on       , 2000 at the Special
Meeting of Unitholders (the "Special Meeting") to be held on       , 2000 at the
Partnership's principal executive offices located at One Beacon Street, Suite 1500, Boston, Massachusetts, 02108, or any adjournment or postponement thereof, and, in their discretion, upon all matters incident to the conduct of the Special Meeting and such other matters as may properly be brought before the Special Meeting.

    This signed Voting Form revokes all proxies previously given by the undersigned to vote at the Special Meeting of Unitholders or any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Unitholders and the Proxy Statement/ Prospectus relating to the Special Meeting.

THE GENERAL PARTNERS RECOMMEND A VOTE FOR THE FOLLOWING PROPOSAL.

    To approve the Agreement and Plan of Merger between KRF3 Acquisition Company, L.L.C. and the Partnership and the amendment to the Partnership's Amended Agreement of Limited Partnership, dated as of June 1, 1982, allowing the Partnership to enter into the merger agreement and complete the merger with KRF3 Acquisition Company, L.L.C.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    WHEN PROPERLY EXECUTED, THIS VOTING FORM WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS VOTING FORM WILL BE VOTED FOR THE FOREGOING PROPOSAL.

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW.   Dated _______________________, 2000

                                             ___________________________________

                                             ___________________________________

                                                  Signature if held jointly

                                             Please sign exactly as your name
                                             appears on this Voting Form. If
                                             units are registered in more than
                                             one name, the signatures of all
                                             such persons are required. A
                                             corporation should sign in its full
                                             corporate name by a duly authorized
                                             officer, stating such officer's
                                             title. Trustees, guardians,
                                             executors and administrators should
                                             sign in their official capacity
                                             giving their full title as such. A
                                             partnership should sign in the
                                             partnership name by an authorized
                                             person, stating such person's title
                                             and relationship to the
                                             partnership.

                                             PLEASE COMPLETE, DATE, SIGN AND
                                             RETURN THIS VOTING FORM PROMPTLY,
                                             USING THE ENCLOSED ENVELOPE.
                                             ALTERNATIVELY, PLEASE FORWARD BOTH
                                             SIDES OF THE COMPLETED VOTING FORM
                                             BY FACSIMILE TO KRUPP FUNDS GROUP
                                             LIMITED PARTNERSHIP AT
                                             617-423-8919.

    / / I HAVE READ THE ABOVE AND WOULD LIKE TO ATTEND THE SPECIAL MEETING IN PERSON. PLEASE SEND ME A TICKET FOR ADMISSION TO THE MEETING.